UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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V.F. CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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VF CORPORATION

March 20, 2013

Dear Shareholder:

The Annual Meeting of Shareholders of VF Corporation will be held on Tuesday, April 23, 2013, at the O.Henry Hotel, Caldwell Room, 624 Green Valley Road, Greensboro, North Carolina, commencing at 10:30 a.m. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

At the meeting, shareholders will be asked to vote on (i) the election of five directors; (ii) approval of the compensation of named executive officers as disclosed in this proxy statement; (iii) approval of certain material terms of VF’s Amended and Restated Executive Incentive Compensation Plan (the “EIC Plan Proposal”); (iv) ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2013; and (v) such other matters as may properly come before the meeting.

Your Board of Directors recommends a vote FOR the election of the persons nominated to serve as directors, FOR the approval of compensation of named executive officers as disclosed in this proxy statement, FOR the EIC Plan Proposal and FOR the ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm. Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting.

You may vote in person at the Annual Meeting or you may vote your shares via the Internet, via a toll-free telephone number, or by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided, as explained on page 1 of the attached proxy statement.

Your interest and participation in the affairs of VF are most appreciated.

Sincerely,

Eric C. Wiseman

Chairman, President and

Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD

ON APRIL 23, 2013

This proxy statement and our Annual Report on Form 10-K for 2012 are available at www.edocumentview.com/vfc.

VF CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 23, 2013

March 20, 2013

To the Shareholders of VF CORPORATION:

The Annual Meeting of Shareholders of VF Corporation will be held at the O.Henry Hotel, Caldwell Room, 624 Green Valley Road, Greensboro, North Carolina, on Tuesday, April 23, 2013, at 10:30 a.m., for the following purposes:

(1) to elect five directors;

(2) to vote on approval of the compensation of named executive officers as disclosed in this proxy statement;

(3) to vote on approval of certain material terms of VF’s Amended and Restated Executive Incentive Compensation Plan;

(4) to vote on ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2013; and

(5) to transact such other business as may properly come before the meeting and any adjournments thereof.

A copy of VF’s Annual Report on Form 10-K for 2012 is enclosed for your information.

Only shareholders of record as of the close of business on March 5, 2013 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Laura C. Meagher

Vice President,

General Counsel and Secretary

YOUR VOTE IS IMPORTANT

You are urged to vote your shares via the Internet, through

our toll-free telephone number, or by signing, dating and

promptly returning your proxy in the enclosed envelope.

VF CORPORATION

PROXY STATEMENT

For the 2013 Annual Meeting of Shareholders

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of VF Corporation to be voted at VF’s Annual Meeting of Shareholders on April  23, 2013 and any adjournments of the meeting (the “Meeting”).

ABOUT THE MEETING

What is the purpose of the Meeting?

At the Meeting, holders of VF Common Stock will vote on the matters described in the notice of the Meeting on the front page of this proxy statement, including the election of five directors, approval of the compensation of named executive officers as disclosed in this proxy statement, approval of certain material terms of VF’s Amended and Restated Executive Incentive Compensation Plan (the “EIC Plan Proposal”), ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2013 and such other matters as may properly come before the Meeting.

Who is entitled to vote at the Meeting?

Only shareholders of record on March 5, 2013, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting.

What are the voting rights of shareholders?

Each share of Common Stock is entitled to one vote on each matter considered at the Meeting.

How do shareholders vote?

Shareholders may vote at the Meeting in person or by proxy. Proxies validly delivered by shareholders (by Internet, telephone or mail as described below) and received by VF prior to the Meeting will be voted in accordance with the instructions contained therein. If a shareholder’s proxy card gives no instructions, it will be voted as recommended by the Board of Directors. A shareholder may change any vote by proxy before the proxy is exercised by filing with the Secretary of VF either a notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Shareholders who vote by telephone or the Internet may also change their votes by re-voting by telephone or the Internet within the time periods listed below. A shareholder’s latest vote, including via the Internet or telephone, is the one that is counted.

There are three ways to vote by proxy:

1) BY INTERNET:    Visit the web site www.envisionreports.com/vfc. To vote your shares, you must have your proxy/voting instruction card in hand. The web site is available 24 hours a day, seven days a week, and will be accessible UNTIL 11:59 p.m., Eastern Daylight Time, on April 22, 2013;

2) BY TELEPHONE:    Call toll-free 1-800-652-VOTE (1-800-652-8683). Shareholders outside of the U.S. and Canada should call 1-781-575-2300. To vote your shares, you must have your proxy/voting instruction card in hand. Telephone voting is accessible 24 hours a day, seven days a week, UNTIL 11:59 p.m., Eastern Daylight Time, on April 22, 2013; or

3) BY MAIL:    Mark your proxy/voting instruction card, date and sign it, and return it in the postage-paid (U.S. only) envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to VF Corporation, c/o Computershare, P.O. Box 43126, Providence, Rhode Island 02940.

IF YOU VOTE BY INTERNET OR TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY/VOTING INSTRUCTION CARD.

If you are a beneficial owner, please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to see which of the above choices are available to you.

What constitutes a quorum?

Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given. At the close of business on March 5, 2013, there were 110,975,431 outstanding shares of Common Stock.

What are the Board’s recommendations?

Your Board of Directors recommends a vote FOR the election of the persons nominated to serve as directors; FOR the approval of compensation of named executive officers as disclosed in this proxy statement; FOR the EIC Plan Proposal; and FOR the ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2013. If any other matters are brought before the Meeting, the proxy holders will vote as recommended by the Board of Directors. If no recommendation is given, the proxy holders will vote in their discretion. At the date of this proxy statement, we do not know of any other matter to come before the Meeting. Persons named as proxy holders on the accompanying form of proxy/voting instruction card are Eric C. Wiseman, Chairman, President and Chief Executive Officer of VF, and Laura C. Meagher, Vice President, General Counsel and Secretary of VF.

What vote is required to approve each item?

Under our By-Laws and our Corporate Governance Principles, Directors are elected by the affirmative vote of a majority of the votes cast in uncontested elections. In an uncontested election, any nominee who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation promptly following the failure to receive the required vote. The Nominating and Governance Committee is then required to make a recommendation to the Board as to whether it should accept the resignation. The Board is required to decide whether to accept the resignation. In a contested election, the required vote would be a plurality of votes cast. Full details of this policy are set forth in our Corporate Governance Principles, available on our website, www.vfc.com, under “Policy on Majority Voting.” Approval of the compensation of named executive officers as disclosed in this proxy statement, approval of the EIC Plan Proposal and ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2013, or approval of any other matter to come before the Meeting require the affirmative vote of a majority of the votes cast on such matter at the Meeting. Withheld votes and abstentions will not be taken into account in determining the outcome of the election of directors, the approval of compensation of named executive officers as disclosed in this proxy statement, the approval of the EIC Plan Proposal or ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2013, or any other matter to come before the Meeting. Under current New York Stock Exchange rules, if the record holder of your shares (usually a bank, broker or other nominee) holds your shares in its name, your record holder is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLC as VF’s independent registered public accounting firm for fiscal year 2013, in its discretion, even if it does not receive voting instructions from you. On all the other items referenced above, your record holder is not permitted to vote your shares without your instructions and such uninstructed shares are considered broker non-votes and will not be taken into account when determining the outcome of the election of directors, the approval of the compensation of named executive officers as disclosed in this proxy statement or the approval of the EIC Plan Proposal.

Householding

Under U.S. Securities and Exchange Commission rules, a single set of annual reports and proxy statements may be sent to any household at which two or more VF shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses for VF. Brokers with accountholders who are VF shareholders may be householding our proxy materials. As indicated in the notice previously provided by these brokers to our shareholders, a single annual report and proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify your broker so that separate copies may be delivered to you. Shareholders who currently receive multiple copies of the annual report and proxy statement at their address who would prefer that their communications be householded should contact their broker.

Other Information

A copy of VF’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 accompanies this proxy statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

VF’s mailing address is P.O. Box 21488, Greensboro, North Carolina 27420. This proxy statement and the form of proxy/voting instruction card were first mailed or given to shareholders on approximately March 20, 2013.

ITEM NO. 1

ELECTION OF DIRECTORS

VF’s Board of Directors has nominated the five persons named below to serve as directors. The persons named in the accompanying form of proxy/voting instruction card intend to vote such proxy for the election as directors of the following nominees, subject to any explicit instructions of the shareholder set forth on the proxy/voting instruction card. If any nominee becomes unable or unwilling to serve as a director, the proxy holders will vote for such other person or persons as may be nominated by the Board of Directors. The nominees named below have indicated that they are willing to serve if reelected to the VF Board. It is the policy of VF that a substantial majority of the members of its Board of Directors should be independent. Currently, 11 of VF’s 12 directors have been determined by the Board to be independent in accordance with standards adopted by the Board, as set forth in the Board’s Corporate Governance Principles and as attached hereto as Appendix A, and the Listing Standards of the New York Stock Exchange, the securities exchange on which VF’s Common Stock is traded.

Name	Principal Occupation	Year in Which Service as a Director Began
Directors nominated to serve until the 2014 Annual Meeting
Richard T. Carucci, 55	President, Yum! Brands, Inc.	2009
Juliana L. Chugg, 45	Senior Vice President, General Mills, Inc. and President, Meals Division	2009
George Fellows, 70	Retired; former President and Chief Executive Officer, Callaway Golf Company	1997
Clarence Otis, Jr., 56	Chairman and Chief Executive Officer, Darden Restaurants, Inc.	2004
Matthew J. Shattock, 50	President and Chief Executive Officer, Beam Inc.	2013

Mr. Carucci is President of Yum! Brands, Inc., which operates more than 36,000 restaurants, including brands such as KFC, Pizza Hut and Taco Bell, in more than 110 countries and territories. Since joining Yum! Brands (previously named Tricon Global Restaurants) in 1997, he held a series of finance positions, including Chief Financial Officer, prior to being appointed President in 2012. Mr. Carucci is a member of the Audit and Finance Committees of the Board of Directors. Mr. Carucci is qualified to serve on the Board of Directors primarily as a result of his experience as a leader of a large global multi-brand publicly traded company serving retail consumers.

Ms. Chugg is a Senior Vice President of General Mills, Inc. and President of its Meals Division. She has held a progression of leadership roles with General Mills and Pillsbury since 1996. Ms. Chugg has also served as a director of H.B. Fuller Company since 2007. Ms. Chugg previously served as a director of Promina Group Ltd. from April 2003 until July 2004. Ms. Chugg is on the Executive, Audit and Nominating and Governance Committees of the

Board of Directors. (Also see footnote 2 to the “Common Stock Beneficial Ownership of Certain Beneficial Owners” on page 54). Ms. Chugg is qualified to serve on the Board of Directors primarily as a result of her extensive experience leading a major division of a large publicly traded multi-brand consumer products company and service on other public company boards of directors.

Mr. Fellows was President and Chief Executive Officer of Callaway Golf Company and a member of its board of directors from 2005 until his retirement in 2011. Previously, he served as a consultant to Investcorp International, Inc. and other private equity firms from 2000 through July 2005, and as President and Chief Executive Officer of Revlon, Inc. and of Revlon Consumer Products Corporation from 1997 through 1999. Mr. Fellows previously served on the board of directors of Jack in the Box Inc. He is a member of the Audit and Nominating and Governance Committees of the Board of Directors. Mr. Fellows is qualified to serve on the Board of Directors primarily as a result of his extensive experience leading publicly traded consumer products companies and overseeing chief financial officers of public companies.

Mr. Otis is Chairman and Chief Executive Officer of Darden Restaurants, Inc., a large full-service restaurant company that owns and operates 2,000 restaurants including Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze, Seasons 52 and Yard House. Previously, he served as the Executive Vice President of Darden Restaurants, Inc., and President of its Smokey Bones Restaurants division, from December 2002 until December 2004. He served as Executive Vice President and Chief Financial Officer of Darden Restaurants from April 2002 to December 2002 and Senior Vice President and Chief Financial Officer from 1999 to 2002. Mr. Otis also serves as a director of Verizon Communications, Inc. Previously, he served on the board of directors of the Travelers Companies, Inc. from 2002 to 2005. He is a member of the Executive, Audit and Nominating and Governance Committees of the Board of Directors. (Also see footnote 2 to the “Common Stock Beneficial Ownership of Certain Beneficial Owners” on page 54). Mr. Otis is qualified to serve on the Board of Directors primarily as a result of his extensive experience leading a large publicly traded multi-brand company serving retail customers, acting as and then supervising the chief financial officer of a public company, and serving on the boards of directors of other public companies.

Mr. Shattock is President and Chief Executive Officer and serves on the board of directors of Beam Inc., one of the world’s leading premium spirits companies with a portfolio of nearly 100 brands, more than 20 production and commercial facilities around the world and a global team of 3,400 employees. He has led Beam since 2009, first as an operating unit of Fortune Brands and since October 2011 as a standalone public company. Previously, Mr. Shattock held various executive leadership roles during his six years at Cadbury PLC, a confectionary company, including the role of President, Great Britain, Ireland, Middle East and Africa. He is a member of the Compensation and Finance Committees of the Board of Directors. Mr. Shattock is qualified to serve on the Board of Directors primarily as a result of his experience as a leader of a publicly traded global multi-brand consumer products company.

Name	Principal Occupation	Year in Which Service as a Director Began
Directors whose terms expire at the 2014 Annual Meeting
Juan Ernesto de Bedout, 68	Retired; Former Group President Latin American Operations, Kimberly-Clark Corporation	2000
Ursula O. Fairbairn, 70	President and Chief Executive Officer, Fairbairn Group LLC	1994
Eric C. Wiseman, 57	Chairman, President and Chief Executive Officer of VF	2006

Mr. de Bedout served as Group President of Latin American Operations for Kimberly-Clark Corporation, a global health and hygiene company, responsible for business units in Central and South America as well as the Caribbean, from 1999 until his retirement at the end of 2011. He is a member of the Executive, Audit and Finance Committees of the Board of Directors. Mr. de Bedout is qualified to serve on the Board of Directors primarily as a result of his experience leading a major international division of a publicly traded multi-brand consumer products company.

Ms. Fairbairn has served as President and Chief Executive Officer of Fairbairn Group LLC, a human resources and executive management consulting company, since April 2005. She served as Executive Vice President — Human Resources & Quality of American Express Co., a diversified global travel and financial services company, from 1996 until her retirement in 2005. Ms. Fairbairn also serves as a director of Air Products and Chemicals, Inc. Previously she served on the boards of directors of Sunoco, Inc. from 2001 to 2012, Circuit City Stores, Inc. from 2005 to 2008 and Centex Corporation from 2005 to 2009. She is a member of the Compensation and Nominating and Governance Committees of the Board of Directors. Ms. Fairbairn is qualified to serve on the Board of Directors primarily as a result of her extensive experience as a leader of a global financial services company, service on other boards of directors, and as a consultant in human resources and executive management compensation for a number of publicly traded companies.

Mr. Wiseman has served as Chairman of the Board of Directors of VF since August 2008, as President of VF since March 2006 and as Chief Executive Officer since January 2008. He served as Chief Operating Officer from March 2006 until January 2008. He was elected a director of VF in October 2006. Mr. Wiseman joined VF in 1995 and has held a progression of leadership roles within and across VF’s coalitions. Mr. Wiseman also serves as a director of CIGNA Corporation and Lowe’s Companies, Inc. Mr. Wiseman serves on the Executive Committee and as an ex officio member of the Finance Committee of the Board of Directors. Mr. Wiseman is qualified to serve on the Board of Directors primarily as a result of his service as Chief Executive Officer of VF and in other leadership roles with VF.

Name	Principal Occupation	Year in Which Service as a Director Began
Directors whose terms expire at the 2015 Annual Meeting
Robert J. Hurst, 67	Managing Director, Crestview Partners LLC	1994
Laura W. Lang, 57	Chief Executive Officer, Time Inc.	2011
W. Alan McCollough, 63	Retired; former Chairman of the Board, Circuit City Stores, Inc.	2000
Raymond G. Viault, 68	Retired; former Vice Chairman, General Mills, Inc.	2002

Mr. Hurst has been a Managing Director of Crestview Partners LLC, a private equity firm, since 2005. Mr. Hurst was Vice Chairman of The Goldman Sachs Group, Inc., an international investment banking and securities firm, and head or co-head of Investment Banking from 1990 to 1999. Mr. Hurst previously served as a director of Paris Re Holdings Limited from 2006 to 2009, The Goldman Sachs Group, Inc. from 1998 to 2003 and Constellation Energy. Mr. Hurst is a member of the Executive, Finance and Nominating and Governance Committees of the Board of Directors. Mr. Hurst is qualified to serve on the Board of Directors primarily as a result of his extensive experience as a leader of a major international financial services firm and service on the boards of directors of other public companies.

Ms. Lang is the Chief Executive Officer of Time Inc., one of the largest branded media companies in the world and a division of Time Warner. Time Inc.’s businesses include 100 magazines world-wide, more than 45 branded websites, and over 80 mobile products for brands including PEOPLE, TIME, InStyle and Sports Illustrated. Previously, Ms. Lang was Chief Executive Officer of Digitas Inc., the largest digital agency in the world and a unit of Publicis Groupe S.A., from 2008 until joining Time Inc. in 2012, and held a progression of leadership roles during her 12 years with Digitas Inc. Ms. Lang previously served on the boards of directors of NutriSystem, Inc. from 2010 to 2012 and Benchmark Electronics, Inc. from 2005 to 2011. Ms. Lang is a member of the Compensation and Finance Committees of the Board of Directors. Ms. Lang is qualified to serve on the Board of Directors primarily as a result of her leadership experience, digital, social and mobile media expertise and service on the boards of directors of other public companies.

Mr. McCollough served as Chairman of the Board of Circuit City Stores, Inc., a specialty retailer of consumer electronics and related services, from 2002 until June 2006. He was also Chief Executive Officer of the company from June 2000 until his retirement from that position at the end of February 2006, and President of the company from 1997 until 2005. From 1997 to June 2000, he was President and Chief Operating Officer of Circuit City and in 2000 he was elected to the company’s board of directors. Mr. McCollough also serves as a director of LA-Z-Boy Incorporated and Goodyear Tire & Rubber Company. Mr. McCollough is a member of the Compensation and Nominating and Governance Committees of the Board of Directors. Mr. McCollough is qualified to serve on the Board of Directors primarily as a result of his extensive experience leading a large publicly traded consumer products company, overseeing the chief financial officer of a public company and serving on the boards of directors of other public companies.

Mr. Viault was Vice Chairman of General Mills, Inc. with responsibility for General Mills’ Meals, Baking Products, Pillsbury USA and Bakeries and Foodservice businesses until his retirement in 2006. Mr. Viault joined General Mills as Vice Chairman in 1996 and also served as chief financial officer of the company for two years. Mr. Viault also serves as a director of Newell Rubbermaid Inc., a consumer products company. He previously served as a director of Safeway Inc. from 1996 to 2008 and Cadbury plc from 2004 to 2010. He is a member of the Executive, Compensation and Finance Committees of the Board of Directors. Mr. Viault is qualified to serve on the Board of Directors primarily as a result of his extensive experience leading a large international multi-brand publicly traded consumer products company and serving on the boards of directors of other public companies.

CORPORATE GOVERNANCE AT VF

As provided by the Pennsylvania Business Corporation Law and VF’s By-Laws, VF’s business is managed under the direction of its Board of Directors. Members of the Board are kept informed of VF’s business through discussions with the Chairman, President and Chief Executive Officer and other officers, by reviewing VF’s annual business plan and other materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among the independent directors, those directors meet in regularly scheduled executive sessions without management present. During 2012, the independent directors met in executive session without management present eight times. The chairmen of the Nominating and Governance, Compensation, Audit and Finance Committees of the Board preside at meetings or executive sessions of non-management directors on a rotating basis. In April 2012 Raymond G. Viault, Chairman of the Compensation Committee, was selected by the Board to serve as presiding director until VF’s 2013 Annual Meeting of Shareholders. The presiding director chairs the executive sessions of the independent directors and, if necessary, serves as a liaison between the independent directors and the Chairman.

Corporate Governance

VF’s Board of Directors has a long-standing commitment to sound and effective corporate governance practices. A foundation of VF’s corporate governance is the Board’s policy that a substantial majority of the members of the Board should be independent. This policy is included in the Board’s written Corporate Governance Principles, which address a number of other important governance issues such as:

•	qualifications for Board membership;

•	mandatory retirement for Board members at the annual meeting of shareholders following attainment of age 72;

•	a requirement that directors offer to submit their resignation for consideration upon a substantial change in principal occupation or business affiliation;

•	Board leadership;

•	committee responsibilities;

•	Board consideration of majority shareholder votes;

•	authority of the Board to engage outside independent advisors as it deems appropriate;

•	majority voting for directors in uncontested elections;

•	succession planning for the chief executive officer; and

•	annual Board self-evaluation.

In addition, the Board of Directors for many years has had in place formal charters stating the powers and responsibilities of each of its committees.

The Board amended VF’s By-Laws in October 2012 to eliminate the classification of the Board. Beginning with the 2013 Annual Meeting of Shareholders, each director elected will hold office until the next annual meeting of shareholders or until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. The amended By-Laws provide that the declassification of the Board will not shorten the term of any incumbent director. Accordingly, when the terms of our directors who were previously elected for three-year terms expire in 2014 or 2015, they will stand for election annually.

The Board’s Corporate Governance Principles, the Audit, Nominating and Governance, Compensation and Finance Committee charters, code of business conduct and ethics applicable to the principal executive officer, the principal financial officer, and the principal accounting officer as well as other employees and all directors of VF, and other corporate governance information are available on VF’s web site (www.vfc.com) and will be provided free of charge to any person upon request directed to the Secretary of VF at P.O. Box 21488, Greensboro, North Carolina 27420. Anyone wishing to communicate directly with one or more members of the Board of Directors or with the non-management members of the Board of Directors as a group (including the directors who preside at meetings or executive sessions of non-management directors) may contact the Chairman of the Nominating and Governance Committee, c/o the Secretary of VF at the address set forth in the preceding sentence, or call the VF Ethics Helpline at 1-877-285-4152 or send an email message to corpgov@vfc.com. The Secretary forwards all such communications, other than solicitations and frivolous communications, to the Chairman of the Nominating and Governance Committee.

Related Party Transactions

Since the beginning of VF’s last fiscal year, no financial transactions, arrangements or relationships, or any series of them, were disclosed or proposed through VF’s processes for review, approval or ratification of transactions with related persons in which (i) VF was or is to be a participant, (ii) the amount involved exceeded $120,000, and (iii) any related person had or will have a direct or indirect material interest. A related person means any person who was a director, nominee for director, executive officer or 5% owner of the Common Stock of VF, or an immediate family member of any such person. PNC Bank, N.A., which is one of three co-trustees under the Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey (see footnote 2 to the “Common Stock Beneficial Ownership of Certain Beneficial Owners” on page 54), is one of several lenders party to VF’s revolving credit facility. The credit facility was entered in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features.

The VF Code of Business Conduct prohibits any associate, including officers and directors, of VF from owning any interest in (excluding publicly traded securities) or having any personal contract or agreement of any nature with suppliers, contractors, customers or others doing business with VF that might tend to influence a decision with respect to the business of VF. Each of the Chief Executive Officer and senior financial officers must disclose to the General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest, and the General Counsel must notify the Nominating and Governance Committee of any such disclosure. Conflicts of interest involving the General Counsel must be disclosed to the Chief Executive Officer, and the Chief Executive Officer must notify the Nominating and Governance Committee of any such disclosure.

In addition, all directors and persons subject to reporting under Section 16 of the Rules and Regulations under the Securities Exchange Act of 1934 are required to disclose any transaction between them, entities they own an interest in, or their immediate family members, and VF (other than transactions available to all employees generally or transactions of less than $100,000 in value) to the General Counsel. The General Counsel presents any items disclosed by any director to the full Board of Directors, and any item disclosed by an officer to the Nominating and Governance Committee.

Board of Directors

In accordance with VF’s By-Laws, the Board of Directors has set the number of directors at 12. Eleven of VF’s directors are non-employee directors. Under the NYSE Corporate Governance Rules, no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The Board has adopted categorical standards that are part of the Corporate Governance Principles to assist it in making determinations of independence, which are attached to this proxy statement as Appendix A. In evaluating the independence of directors, the Board considered transactions and relationships between each director and members of his or her immediate family. When considering commercial transactions that are made from time to time in the ordinary course of business between VF and certain entities affiliated with non-management directors, transactions are not considered to be a material transaction that would impair the independence of the relevant non-management director if the director is an executive officer or employee of another company that does business with VF in an amount which, in any single fiscal year for the past three fiscal years, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board determined that 11 of VF’s 12 directors are free of any material relationship with VF, other than their service as directors, and are “independent” directors both under the New York Stock Exchange Listing Standards and the categorical standards adopted by the Board. The Board determined that Ms. Chugg, Ms. Fairbairn and Ms. Lang and Messrs. Carucci, de Bedout, Fellows, Hurst, McCollough, Otis, Shattock and Viault are independent directors, and that Mr. Wiseman is not an independent director. The Board, in making its determination as to Ms. Chugg’s and Mr. Otis’s independence, considered that Ms. Chugg and Mr. Otis serve as two of the three Trustees under the Deeds of Trust dated August 21, 1951 and the Will of John E. Barbey (collectively, the “Trusts”). Because all decisions of the Trustees require a majority vote, and thus none of the three Trustees individually controls the decision-making of the Trustees, the Trustees are not considered to separately beneficially own the Trust Shares under applicable Securities and Exchange Commission rules. As a result, and after considering all other relevant factors related to their roles as Trustees, the Board determined that Ms. Chugg’s and Mr. Otis’s status as Trustees of the Trusts does not give rise to a material relationship with VF other than in their service as directors.

During 2012, VF’s Board of Directors held six meetings. Under VF’s Corporate Governance Principles, directors are expected to attend all meetings of the Board, all meetings of committees of which they are members and the annual meetings of shareholders. Every current member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he or she served, and every current member of the Board except for Mr. Carucci and Mr. Shattock, who was elected to the Board in 2013, attended the Annual Meeting of Shareholders in April 2012.

Board Committees and Their Responsibilities

The Board has Executive, Audit, Finance, Nominating and Governance, and Compensation Committees. The Board has determined that each of the members of the Audit, Nominating and Governance and Compensation Committees is independent. Each of these committees is governed by a written charter approved by the Board of Directors. Each is required to perform an annual self-evaluation, and each committee may engage outside independent advisors as the committee deems appropriate. A brief description of the responsibilities of the Audit, Finance, Nominating and Governance and Compensation Committees follows.

Audit Committee:    The Audit Committee monitors and makes recommendations to the Board concerning the financial policies and procedures to be observed in the conduct of VF’s affairs. Its duties include:

•	selecting the independent registered public accounting firm for VF;

•	reviewing the scope of the audit to be conducted by the independent registered public accounting firm;

•	meeting with the independent registered public accounting firm concerning the results of their audit and VF’s selection and disclosure of critical accounting policies;

•	reviewing with management and the independent registered public accounting firm VF’s annual and quarterly statements prior to filing with the Securities and Exchange Commission;

•	overseeing the scope and adequacy of VF’s system of internal accounting controls;

•	reviewing the status of compliance with laws, regulations, and internal procedures, contingent liabilities and risks that may be material to VF;

•	preparing a report to shareholders annually for inclusion in the proxy statement; and

•	serving as the principal liaison between the Board of Directors and VF’s independent registered public accounting firm.

As of the date of this proxy statement, the members of the Committee are Messrs. de Bedout (Chairman), Carucci, Fellows and Otis and Ms. Chugg. The Committee held ten meetings during 2012. The Board of Directors has determined that all of the members of the

Committee are independent as independence for audit committee members is defined in the New York Stock Exchange Listing Standards and the Securities and Exchange Commission regulations and that all are financially literate. The Board of Directors has further determined that Messrs. Carucci, Fellows and Otis qualify as “audit committee financial experts” in accordance with the definition of “audit committee financial expert” set forth in the Securities and Exchange Commission regulations and have accounting and related financial management expertise within the meaning of the Listing Standards of the New York Stock Exchange. Messrs. Carucci, Fellows and Otis acquired those attributes through acting as or actively overseeing a principal financial officer or principal accounting officer of a public company. Each of them has experience overseeing or assessing the performance of companies with respect to the evaluation of financial statements.

Finance Committee:    The Finance Committee monitors and makes recommendations to the Board concerning the financial policies and procedures of VF. The responsibilities of the Committee include reviewing and recommending to the Board, as appropriate, actions concerning:

•	dividend policy;

•	changes in capital structure, including debt or equity issuances;

•	the financial aspects of proposed acquisitions or divestitures;

•	VF’s annual capital expenditure budgets and certain capital projects; and

•	the funding policy for VF’s benefit plans.

As of the date of this proxy statement, the members of the Committee are Messrs. Hurst (Chairman), Carucci, de Bedout, Shattock and Viault and Ms. Lang. Mr. Wiseman serves as an ex officio member of the Committee. The Committee held six meetings during 2012.

Nominating and Governance Committee:    The responsibilities of the Nominating and Governance Committee include:

•	recommending to the Board of Directors criteria for Board membership, screening potential candidates for director and recommending candidates to the Board of Directors;

•	recommending to the Board a succession plan for the Chairman and Chief Executive Officer; and

•	reviewing and recommending to the Board governance policies and principles for VF.

The Committee generally identifies nominees for director by engaging a third party search firm whose function is to assist in the identification of potential nominees. The search firm is paid a fee for its services. Candidates are selected for their character, judgment, business experience, acumen, independence and commitment to VF and service on the Board. Board members are selected to represent all shareholders and not any particular constituency. In accordance with VF’s Corporate Governance Principles, the Committee considers diversity of experience and background in selecting nominees. The Committee considers this policy to have been effective to date in identifying diverse candidates. The Committee will consider suggestions received from shareholders regarding nominees for election as directors, which should be submitted to the Secretary of VF. If the Committee does not recommend a nominee proposed by a shareholder for election as a director, then the shareholder seeking to propose the nominee would have to follow the formal nomination procedures set forth in VF’s By-Laws. VF’s By-Laws provide that a shareholder may nominate a person for election as a director if written notice of the shareholder’s intent to nominate a person for election as a director is received by the Secretary of VF (1) in the case of an annual meeting, not less than 120 days before the anniversary of the date VF mailed its proxy materials for the prior year’s annual meeting, or (2) in the case of a special meeting at which directors are to be elected, not later than seven days following the day on which notice of the meeting was first mailed to shareholders. The notice must contain specified information about the shareholder and the nominee, including such information as would be required to be included in a proxy statement pursuant to the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Committee’s policy with regard to consideration of any potential director is the same for candidates recommended by shareholders and candidates identified by other means. As of the date of this proxy statement, the members of the Committee are Messrs. Otis (Chairman), Fellows, Hurst and McCollough and Ms. Chugg and Ms. Fairbairn. The Committee held five meetings during 2012.

Compensation Committee:    The Compensation Committee has the authority to discharge the Board’s responsibilities relating to compensation of VF’s executives and to review and make recommendations to the Board concerning compensation and benefits for key employees. The responsibilities of the Compensation Committee include:

•

reviewing and approving VF’s goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer, evaluating him in light of these goals and objectives, and setting his compensation level based on this evaluation;

•	annually reviewing the performance evaluations of the other executive officers of VF;

•	annually recommending to the Board the salary of each named executive officer of VF and reviewing management’s recommendations regarding the salaries of other senior officers;

•	making recommendations to the Board with respect to incentive compensation-based plans and equity-based plans;

•	periodically reviewing all VF’s compensation and benefit plans insofar as they relate to key employees to confirm that such plans remain equitable and competitive;

•	administering and interpreting VF’s management incentive compensation plans, in accordance with the terms of each plan;

•	preparing a report to shareholders annually for inclusion in the proxy statement; and

•	periodically reviewing and recommending to the Board compensation to be paid to non-employee directors.

The Committee has the authority to retain or obtain the advice of any compensation consultant, legal counsel or other adviser. The Committee may only select a compensation consultant, legal counsel or other adviser after taking into consideration the factors that affect the independence of such advisers as identified by the Securities and Exchange Commission and the New York Stock Exchange. The Committee has retained Frederic W. Cook & Co., Inc. (“Frederic Cook”) as its independent compensation consultant to assist the Committee in accomplishing its objectives. Frederic Cook has no relationship with VF other than providing services to the Compensation Committee.

The Chief Executive Officer makes his performance evaluation comments and recommendations to the Committee regarding compensation for executives reporting directly to him. VF management purchases aggregate executive compensation data from Towers Watson (“Towers”) from its database of over 700 U.S.-based companies to assist the Chief Executive Officer in making those recommendations to the Committee. The Committee has the authority to form and delegate authority to subcommittees as it deems appropriate. The role of the Committee, the compensation consultant and management in executive compensation is discussed in further detail in the Compensation Discussion and Analysis beginning on page 20. The members of the Committee are Messrs. Viault (Chairman), McCollough and Shattock and Ms. Fairbairn and Ms. Lang. The Committee held five meetings during 2012.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee (i) has ever been an officer or employee of VF, (ii) had any relationship requiring disclosure by VF under the rules and regulations established by the Securities and Exchange Commission, or (iii) is an executive officer of another entity at which one of VF’s executive officers serves on the board of directors. None of VF’s executive officers has served during 2012 as a director or a member of the compensation committee of another entity, one of whose executive officers serves as a member of the VF Board of Directors or Compensation Committee.

Board Leadership Structure and Board Oversight of Risk

Eric C. Wiseman serves as both Chief Executive Officer and Chairman of the Board of VF. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities VF faces and the Board believes that the most effective leadership structure for VF is for Mr. Wiseman to serve as both Chairman and Chief Executive Officer. Further, the Board believes VF has a strong governance structure in place with sufficient processes to provide for independent discussion among directors and for independent evaluation of, and communication with, many members of senior management. These processes include the presiding director structure under which the chairmen of the Nominating and Governance, Compensation, Audit and Finance Committees of the Board preside at meetings or executive sessions of non-management directors on a rotating basis. The Board has concluded that VF and its shareholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. The Board retains the flexibility to determine the appropriate leadership structure based on the circumstances at the time of the determination.

The Board of Directors considers its role in risk oversight when evaluating VF’s Corporate Governance Principles and its leadership structure. Both the Corporate Governance Principles and the Board’s leadership structure facilitate the Board’s oversight of risk and communication with management. Our Chairman and Chief Executive Officer is focused on VF’s risk management efforts and ensures that risk matters are appropriately brought to the Board and/or its committees for their review. The Board executes oversight responsibility for risk both as a whole and through delegation to its committees, for example:

•

the Audit Committee, consistent with the requirements of the New York Stock Exchange and the Audit Committee charter, discusses guidelines and policies to govern the process by which risk assessment and management is undertaken at VF and oversees the steps management takes to monitor and control VF’s material financial risk exposure. Specifically, the Audit Committee reviews the status of compliance with laws, regulations and internal procedures, contingent liabilities and risks that may be material to VF, and the scope and status of systems designed to assure VF’s compliance with laws, regulations and internal procedures through receiving reports from management, legal counsel and other third parties, as well as major legislative and regulatory developments which could materially impact VF’s contingent liabilities and risks;

•

the Compensation Committee evaluates the risks and rewards associated with VF’s compensation philosophy and programs as discussed in more detail in the Compensation Discussion and Analysis beginning on page 20; and

•	the Finance Committee oversees certain financial matters and risks relating to capital structure, acquisitions and divestitures and capital projects.

Summary of Committee Membership and Meetings Held

Committee Membership of Independent Directors and Number of Meetings Held in 2012
Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Finance
Richard T. Carucci	Member			Member
Juliana L. Chugg	Member		Member
Juan Ernesto de Bedout	Chairman			Member
Ursula O. Fairbairn		Member	Member
George Fellows	Member		Member
Robert J. Hurst			Member	Chairman
Laura Lang		Member		Member
W. Alan McCollough		Member	Member
Clarence Otis, Jr.	Member		Chairman
Matthew J. Shattock		Member		Member
Raymond G. Viault		Chairman		Member
Number of Meetings	10	5	5	6

Directors’ Compensation

The components of directors’ compensation are cash retainer, committee fees and equity-based grants. The Board sets directors’ compensation based on analysis of information provided by the independent compensation consultant to the Committee annually regarding director compensation of publicly traded companies of a size comparable to VF as to the amount and allocation among cash retainer, committee fees and equity-based grants. The following describes our standard director compensation effective January 1, 2013. Each director, other than Mr. Wiseman, receives an annual retainer of $60,000 (increased from $55,000 in 2012) payable in quarterly installments, plus a fee of $1,500 for each Board meeting attended. Each director who serves on a committee is paid $1,500 for each committee meeting attended. Each director serving as chairman of a committee also receives an additional retainer of $20,000 per year (increased from $15,000 in 2012). Each director is paid $1,000 per day for special assignments in connection with Board or committee activity as designated by the Chairman of the Board. Each director, other than Mr. Wiseman, receives an annual grant of equity awards under VF’s 1996 Stock Compensation Plan, as described in the next paragraph. Travel and lodging expenses are reimbursed. Mr. Wiseman, the only director who is also an employee of VF, does not receive any compensation in addition to his regular compensation for service on the Board and attendance at meetings of the Board or any of its committees. Each director may elect to defer all or part of his or her retainer and fees into equivalent units of VF Common Stock under the VF Deferred Savings Plan for Non-Employee Directors. All Common Stock equivalent units receive dividend equivalents. Deferred sums, including Common Stock equivalent units, are payable in cash to the participant upon termination of service or such later date specified in advance by the participant. Five directors elected to defer compensation in 2012. VF does not provide pension, medical or life insurance benefits to its non-employee directors. Directors traveling on VF business are covered by VF’s business travel accident insurance policy which generally covers all VF employees and directors.

In order to link compensation of directors to VF’s stock performance, each director is eligible to receive grants of non-qualified stock options to purchase shares of Common Stock and restricted awards (restricted stock or restricted stock units (“RSUs”)) under VF’s 1996 Stock Compensation Plan. In 2012, each non-employee director received options to purchase 1,725 shares of VF Common Stock, which had a grant date fair value of $59,323 ($34.39 per option), and 395 RSUs which had a grant date fair value of $57,504 ($145.58 per RSU), each computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”)). The Board approved these grants on February 13, 2012, to establish the grant date for February 21, 2012, the third business day after VF announced its earnings for the previously completed fiscal year so that the earnings information could be absorbed by the financial markets. The Board approved the specific amounts so that options and RSUs would have approximately equal fair values at the grant date.

Options granted to non-employee directors have an exercise price equal to the fair market value of a share of VF Common Stock at the date of grant, have a stated term of ten years and become exercisable one year after the date of grant. Options are exercisable as long as the optionee remains a director of VF and, subject to earlier expiration of the option term, options are not forfeited and are exercisable for 36 months after the director’s separation from the Board. The RSUs are fully vested and non-forfeitable, and will be settled in shares of VF Common Stock one year from the date of grant. It is VF’s policy to strongly encourage stock ownership by VF directors to closely align the interests of directors and shareholders. Under this policy, directors are expected to accumulate, over a specific period of time, and then retain, shares having a fair market value equal to five times their annual retainer. The Board increased the director ownership target levels to five times annual retainer from three times annual retainer effective January 1, 2013. All of the directors have exceeded the increased guideline targets for director stock ownership except for Ms. Lang, who was elected to the Board in October 2011 and is on schedule to meet her ownership level target in the near future, and Mr. Shattock, who was elected to the Board in February 2013.

Directors are encouraged to attend formal training programs in areas relevant to the discharge of their duties as directors. VF reimburses expenses incurred by directors attending such programs.

Each director is eligible to participate in VF’s matching gift program for institutions of higher learning and National Public Television and Radio up to an aggregate of $10,000 per year. This program is available to all VF employees and directors.

2012 Independent Director Compensation

Director	Fees Earned or Paid in Cash(1) ($)	RSU Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Richard T. Carucci	$80,500	$57,504	$59,323	$0	$197,327
Juliana L. Chugg	85,000	57,504	59,323	0	201,827
Juan Ernesto de Bedout	99,250	57,504	59,323	9,763	225,840
Ursula O. Fairbairn	79,000	57,504	59,323	0	195,827
George Fellows	88,750	57,504	59,323	0	205,577
Robert J. Hurst	95,500	57,504	59,323	10,000	222,327
Laura W. Lang	79,000	57,504	59,323	0	195,827
W. Alan McCollough	77,500	57,504	59,323	10,000	204,327
Clarence Otis, Jr.	98,500	57,504	59,323	0	215,327
M. Rust Sharp*	35,000	57,504	59,323	0	151,827
Matthew J. Shattock*	0	0	0	0	0
Raymond G. Viault	94,000	57,504	59,323	0	210,827

*	Mr. Sharp did not stand for reelection at the 2012 Annual Meeting of Shareholders and, accordingly, his compensation is for a portion of the year. Mr. Shattock was elected to the Board of Directors in February 2013 and, accordingly, did not receive compensation for 2012.

[1]	Messrs. Carucci, de Bedout, Hurst, Otis and Viault elected to defer all of their cash compensation in 2012.

[2]

Each Director was awarded 395 RSUs on February 21, 2012. The value in this column is the grant date fair value ($145.58 per RSU) computed in accordance with FASB ASC Topic 718. The assumptions used and the resulting weighted average value of stock options granted during 2012 are summarized in Note O to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2012. These RSUs, which are vested and non-forfeitable at grant, remained outstanding on December 29, 2012, and at that date each non-employee Director held a total of 395 RSUs. RSUs are settled in shares of VF Common Stock one year after the date of grant.

[3]

Each Director was awarded options to purchase 1,725 shares of VF Common Stock on February 21, 2012. The date of the award in 2012 was the same date as the annual awards of options to executives. The value in this column is the grant date fair value ($34.39 per option) computed in accordance with FASB ASC Topic 718. The assumptions used and the resulting weighted average value of stock options granted during 2012 are summarized in Note O to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2012. The following options to purchase shares of VF Common Stock were outstanding at the end of 2012 for each current non-employee Director: Richard T. Carucci, 7,069; Juliana L. Chugg, 13,454; Juan Ernesto de Bedout, 38,567; Ursula O. Fairbairn, 36,167; George Fellows, 24,967; Robert J. Hurst, 45,767; Laura W. Lang, 1,725; W. Alan McCollough, 36,167; Clarence Otis, Jr., 30,767; Matthew J. Shattock, 0; and Raymond G. Viault, 40,967.

[4]

The amounts in this column reflect matching contributions under VF’s charitable matching gift program. Such contributions were not paid to the directors but were donations to designated institutions or organizations matching the directors’ personal contributions.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of VF’s executive compensation program, compensation philosophy and objectives, the components of executive compensation, and executive stock ownership. We focus here on the compensation of the executive officers named in the Summary Compensation Table on page 37 and the related tables and text following the Summary Compensation Table (the named executive officers).

Executive Summary

VF’s Executive Compensation Program (the “Program”) has consistently met its objectives in recent years, enabling VF to attract and retain capable executives, provide incentives for achieving and exceeding VF’s financial goals and aligning the financial objectives of VF’s executives with those of shareholders. The compensation for our executives for 2012 was consistent with our pay-for-performance philosophy. VF’s outstanding performance in 2012 included the following:

•	Revenues grew to a record $10.9 billion, an increase of 15% over 2011;

•	Diluted earnings per share increased to $9.70 from $7.98;

•	Cash flow from operations approximated $1.3 billion;

•	The share price of VF Common Stock rose 17% during fiscal 2012; and

•	VF increased the quarterly dividend rate by 21%, marking the 40th consecutive year of increase in the rate of dividends paid per share.

Overview of Compensation Program

The goals of the Program are:

•	To provide incentives for achieving and exceeding VF’s short-term and long-term financial goals;

•	To align the financial objectives of VF’s executives with those of its shareholders, both in the short and the long term; and

•	To attract and retain highly competent executives.

The Compensation Committee

VF’s Compensation Committee, composed entirely of independent directors, administers the Program. The Committee’s responsibilities are defined by its charter. The Committee is responsible for reviewing and approving VF’s goals and objectives relevant to the Chairman and Chief Executive Officer’s compensation, setting his compensation levels and formulating his compensation package, as well as reviewing and approving the compensation packages for the other named executive officers of VF. The Committee also annually reviews the performance of the Chairman and Chief Executive Officer and reviews the evaluations of the other named executive officers. The Committee administers and interprets VF’s executive incentive compensation plans in accordance with the terms of each plan. The Compensation Committee is responsible for reviewing all components of the Program annually to confirm that they are necessary and appropriate for VF and in the competitive marketplace for executive talent.

Compensation Consultant

The Committee retained Frederic W. Cook & Co., Inc. (“Frederic Cook”) as its independent compensation consultant to assist the Committee in accomplishing its objectives for 2012. Frederic Cook is independent of VF, having no relationship with VF other than providing advisory services to the Committee. The Committee considers the following six factors when reviewing Frederic Cook’s independence: 1) whether Frederic Cook provided any other services to VF, 2) the amount of fees paid by VF to Frederic Cook as a percentage of Frederic Cook’s total revenue, 3) what policies and procedures have been adopted by Frederic Cook that are designed to prevent conflicts of interest, 4) any business or personal relationship of the individual consultant from Frederic Cook with a member of the Committee, 5) any business or personal relationship of the individual consultant or Frederic Cook with an executive officer of VF and 6) whether the individual consultant owns any stock of VF. The Committee has sole authority to retain or terminate the service of its compensation consultant and to establish the fees to be paid to the consultant. At the Committee’s request, a representative of Frederic Cook attended all meetings and executive sessions of the Committee in 2012. The Committee instructs Frederic Cook annually to independently prepare an analysis of compensation data regarding the Chairman and Chief Executive Officer and report to the Committee on the compensation data provided by management regarding the other named executive officers.

Management’s Role in the Compensation Setting Process

As requested by the Committee, management is responsible for providing Frederic Cook with information to facilitate its role in advising the Committee and preparing information for each Committee meeting. The Vice President — Human Resources and the Chairman and Chief Executive Officer generally attend Committee meetings, except the executive sessions that are held as part of each meeting. These executives also work with the Committee Chairman to prepare the agenda for each meeting, provide information on VF’s strategic objectives to the Committee and make recommendations to the Committee regarding business performance targets and objectives for all senior executives including the Chairman and Chief Executive Officer.

Based on management’s knowledge of the publicly traded industry-related companies with which VF is most likely to compete for top executives, management also recommends for the Committee’s consideration the industry group of apparel/retail companies whose compensation data is used by the Compensation Committee in its process of establishing compensation targets. In addition, the Chairman and Chief Executive Officer makes recommendations to the Committee regarding compensation for executives reporting directly to him.

Say-on-Pay and Say-on-Frequency Results

The Committee considered the results of the vote by VF shareholders on the 2012 advisory “say-on-pay” proposal in connection with the discharge of its responsibilities. Because a substantial majority (over 96%) of VF’s shareholders voting on the proposal approved the compensation programs described in our proxy statement for the 2012 Annual Meeting of Shareholders, the Committee has not implemented changes to VF’s compensation programs as a direct result of the shareholder advisory vote. The Committee continues to seek information regarding compensation practices that meet high governance standards and takes steps to implement such practices. In this regard, over the past two years the Committee has:

•	determined that new or materially enhanced change-in-control agreements would no longer provide for gross-up payments if “golden parachute” excise taxes would be triggered;

•

modified the definition of “change in control” for all change-in-control agreements to provide for triggering only upon consummation of a merger or similar transaction rather than upon shareholder approval of the transaction;

•	determined that, for purposes of VF share ownership requirements, credit would no longer be given for unvested restricted stock awards;

•	increased the stock ownership requirement for the Chairman and Chief Executive Officer to six times salary from five times salary; and

•	implemented a new incentive compensation metric that measures VF’s total shareholder return relative to the total shareholder return generated by the S&P 500 companies.

In light of the voting results with respect to the frequency of shareholder votes on executive compensation at the 2011 meeting, the Board decided that VF will hold an advisory vote on the compensation of named executive officers at each annual meeting of shareholders until the next required vote on the frequency of shareholder votes on executive compensation. Because such shareholder votes on frequency are required to be held at least once every six years, we currently expect the next shareholder vote on frequency to occur at VF’s 2017 annual meeting of shareholders.

Compensation Philosophy and Objectives

The Program incorporates four compensation objectives. The Program aims to:

1. Motivate executive performance to accomplish VF’s short-term and long-term business objectives;

2. Provide annual incentives to executives based on corporate, business group and individual performance;

3. Provide executives with long-term equity-based compensation, thus aligning the interests of shareholders and executives; and

4. Offer total compensation that is competitive with other large U.S.-based companies with which VF may compete for executive talent.

VF balances the Program’s principal compensation elements by establishing target total direct compensation levels. Total direct compensation is made up of the following elements:

Element	Type	Terms	Objective
Cash	Base Salary	• Fixed compensation	• Competitively compensate executives for their level of responsibility, skills, experience and sustained individual contribution
	Annual Cash Incentive Awards	• Variable, performance-based cash compensation earned based on achieving pre-established annual goals • Annual cash awards range from 0% to 200% of the targeted incentive opportunity	• Link compensation to short-term company operating performance
Long-term equity incentive awards	Performance-Contingent Restricted Stock Units (“RSUs”)

•    Generally vest three years from grant date

•    Dividend equivalent units accumulate during the vesting period

•    Paid in shares of VF common stock upon vesting

•    Performance period of three years

•    Amount of shares that may be earned over the performance period is based on pre-established financial goals and relative total shareholder return

•    Annual payouts range from 0% to 225% of the targeted incentive opportunity

• Link rewards to long-term corporate operating performance • Link rewards to shareholder value creation through stock price growth • Aid in retention
	Stock Options	• Generally vest one-third each year for three years • Expire after ten years • Granted at fair market value	• Link rewards to shareholder value creation through stock price growth • Aid in retention

For the purpose of valuing total direct compensation, the performance-based elements are valued at their grant date at target levels. Such awards also provide for above- and below-target payout levels and in this way directly motivate executives to achieve VF’s business goals, reward them for achieving and exceeding these goals and reduce compensation below target levels if goals are not achieved.

In establishing the elements of executive compensation, the Committee, in consultation with Frederic Cook, also assesses whether the Program’s terms promote unnecessary risk-taking. In performing this assessment in 2012, the Committee reviewed with Frederic Cook such compensation design elements as pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, equity incentives, stock ownership requirements and VF’s trading policies. After performing this analysis the Committee concluded that the compensation program does not promote excessive or unnecessary risk-taking.

Competitive Compensation Targets

In 2012, Frederic Cook and management each independently utilized data from the Towers Watson (“Towers”) executive compensation database, which includes executive compensation data for over 700 U.S.-based companies (the “Comparison Data”), to assist in establishing compensation targets for 2012. The Comparison Data was provided by Towers on an aggregated basis. The Comparison Data reported actual salary levels and target levels of performance-based compensation and were adjusted to January 2012 using a three percent annual update factor. Due to significant variance in size among the companies in the Comparison Data, Towers used regression analysis to size-adjust the compensation data to VF’s approximate annual revenue range. Neither the Committee nor management receives or uses information on any subset of the Towers database and the Committee and management are not aware of the identities of the individual companies in the database. Frederic Cook utilized that data to recommend compensation targets for the Chief Executive Officer, and the Chief Executive Officer utilized the data to recommend compensation targets for the other named executive officers. In addition, the Committee evaluated compensation data regarding an industry group of publicly traded apparel/retail companies (collectively, the “Industry Group”) to assure the Committee that the compensation targets were reasonable as compared to other apparel/retail companies representative of those most likely to compete with VF for executive talent. The companies that comprised VF’s Industry Group in 2012 were as follows:

Coach, Inc.	NIKE, Inc.
Columbia Sportswear Company	Phillips-Van Heusen Corporation (nka PVH Corp.)
Guess, Inc. Jones Apparel Group, Inc.	Polo Ralph Lauren Corporation (nka Ralph Lauren Corporation)
Liz Claiborne, Inc. (nka Fifth	Quicksilver, Inc.
and Pacific Companies Inc.)	Under Armour, Inc.

The Committee considers the aggregate Comparison Data to be both broader and more representative of the executive compensation market than available data for the narrower Industry Group.

The Compensation Committee sets total direct compensation (base salary, target annual cash incentive awards and target long-term equity incentive award values) for senior executives generally between the 50th and 75th percentile of the Comparison Data. The Committee considers the scope of the executive’s duties, the executive’s experience in his or her role and individual performance relative to his or her peers to establish the appropriate point within that range of percentiles, or outside the range under rare circumstances that justify a deviation. For 2012, the target compensation was not above this range for any named executive officer. Generally, the Committee believes that it should set total direct compensation targets for VF’s senior executives within this range to appropriately motivate and reward strong performance and retain top talent at a reasonable cost to VF as indicated by the available data. The Committee targets total direct compensation for each VF executive officer to be competitive with compensation paid to executives in comparable positions according to the Comparison Data based on targeted performance goals established by the Committee. Benefits are set at levels intended to be competitive but are not included in the Committee’s evaluation of total direct compensation. The Committee may also provide retention awards, but these are not considered in total direct compensation for purposes of setting the targets.

The components of the target total direct compensation opportunity for each executive set by the Committee annually are short-term cash compensation (annual base salary and target non-equity incentives) and long-term equity compensation (stock options and RSUs). The Committee generally allocates between total cash compensation and equity compensation to be competitive with the Comparison Data and the Industry Group. The Committee also considers historical compensation levels, relative compensation levels among VF’s senior executives, and VF’s corporate performance as compared to performance of companies in VF’s Industry Group.

Balance of Base Salary and At-Risk Components

VF’s philosophy is that a significant portion of each executive’s total direct compensation should be at-risk, meaning subject to fluctuation based on VF’s financial performance. The at-risk components of total compensation targets are annual cash incentives and long-term equity compensation. The at-risk portion of total compensation is progressively greater for higher level positions. The at-risk portions of 2012 targeted total direct compensation for the executives named in this proxy statement were as follows:

Executive	At-risk Portion of Targeted Total Direct Compensation
Mr. Wiseman	86%
Mr. Shearer	73%
Mr. Baxter	73%
Mr. Rendle	71%
Mr. Salzburger	71%

VF intends to continue this strategy of compensating its executives through programs that emphasize performance-based incentive compensation by linking executive compensation to VF’s performance. Furthermore, the compensation will be structured to appropriately balance between the long-term and short-term performance of VF, and between VF’s financial performance and shareholder return.

Total Compensation Review

The Compensation Committee has established a practice of annually reviewing tally sheets summarizing all components of VF’s top executives’ compensation and the Committee performed this review in 2012. The Committee reviewed the dollar amounts affixed to all components of the executives’ 2012 compensation, including current cash compensation (base salary and non-equity incentive plan awards), assumed value of long-term incentive compensation (RSUs and stock options valued at the time of the award in a manner consistent with FASB ASC Topic 718), the dollar value to the executive and the cost to VF of all perquisites and other personal benefits, payout obligations under VF’s Pension Plan and VF’s Supplemental Executive Retirement Plan, aggregate balances under VF’s deferred compensation plans, and projected payout obligations under several termination-of-employment scenarios, including termination with and without cause and termination after a change in control of VF. The purpose of the annual review is to enable the Committee to understand the amounts of all elements of the executives’ compensation.

Components of Total Direct Compensation

Base Salary

Base salary of the named executive officers is designed to compensate executives for their level of responsibility, skills, experience and sustained individual contribution. Base salary is intended to be competitive as compared to salary levels for equivalent executive positions at companies in the Comparison Data and the Industry Group. The Committee believes that a competitive base salary provides the foundation for the total compensation package required to attract, retain and motivate executives in alignment with VF’s business strategies.

Target salary ranges and individual salaries for the named executive officers are reviewed by the Committee annually, as well as at the time of a promotion or other change in responsibilities. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contribution, current compensation, tenure, market data, VF’s salary budget and labor market conditions.

Each named executive officer is evaluated annually based on several components: key job responsibilities, key accomplishments and annual goals and objectives. The resulting performance evaluations are presented to the Committee to be used in assessing each component of total compensation for each executive.

Annual base salary increases for each executive officer are based on (i) an assessment of the individual’s performance, (ii) the market rate for the individual’s position, and (iii) VF’s overall merit increase budget for salaries of senior employees. In addition, the Committee considers substantial increases in an executive’s responsibilities in setting base salary increases. The 2012 salaries of the executive officers were approved by the Committee members and all other independent members of the Board of Directors. Each of the executive officers received a salary increase commensurate with the increase in responsibilities due to the increased size of VF. In particular, Mr. Rendle received a more significant increase in salary due to his increased responsibilities resulting from the acquisition of The Timberland Company. Annual base salary rates and percentage increases from 2011 to 2012 for the executive officers named in this proxy statement were as follows:

Executive	2012 Base Salary	Percentage Increase From 2011
Mr. Wiseman	$1,200,000	9.1%
Mr. Shearer	725,000	6.6%
Mr. Baxter	575,000	8.5%
Mr. Rendle	615,000	11.8%
Mr. Salzburger	€635,000	5.8%

Annual Cash Incentives

VF has a cash incentive plan for the named executive officers, the VF Executive Incentive Compensation Plan (“EIC Plan”). The EIC Plan focuses executive attention on annual VF performance as measured by pre-established goals. The incentives are designed to motivate VF’s executives by providing payments for achieving and exceeding goals related to VF’s annual business plan.

Under the EIC Plan, performance goals are set each year by the Committee. The Committee used the competitive external Comparison Data to assist the Committee in establishing targeted dollar amounts to award each named executive under the EIC Plan. The Committee establishes each executive’s targeted annual incentive opportunity under the EIC Plan after consideration of compensation data and the recommendations of Frederic Cook and the Chief Executive Officer. The Committee also makes a general assessment as to the relative amounts of annual incentives for the executives to make sure they are, in the Committee’s judgment, fair and reasonable, but the Committee does not perform any formal internal pay equity calculation for any elements of executive compensation.

The Committee established for 2012 a “pre-set goal” under the EIC Plan of diluted earnings per share from continuing operations in the amount of $2.50, excluding the effects of impairment charges, pension curtailment or settlement charges, restructuring charges and other extraordinary items or non-recurring items, and required changes in accounting policies, such that (a) no award for 2012 could be paid to the designated executive officers under the EIC Plan unless the pre-set goal was achieved for fiscal 2012 and (b) up to 200% of the target awards could be paid to the designated executive officers provided that the pre-set goal was achieved. Deductibility to VF for federal income tax purposes of the value of the awards up to the 200% level was maintained in 2012 so long as the pre-set goal of $2.50 in aggregate diluted earnings per share from continuing operations was achieved. The maximum potential individual award is $3,000,000 plus the amount of the participant’s unused annual limit as of the close of the prior year. In determining the actual EIC Plan payouts, the Committee used its discretion to set award payouts below the maximum potential award for each of the named executives. The Committee established “stretch” target performance goals as described below to determine the actual payouts to the executives. We submit the material terms of the EIC Plan to shareholders for approval every five years and we are doing so this year.

While it is the policy of the Committee to provide opportunities for annual incentive compensation for achievement of pre-established performance goals based primarily on financial measures, the Committee also retains discretion to pay bonuses apart from the EIC Plan reflecting its subjective assessment of the value of accomplishments of VF’s executive officers which, in the Committee’s view, cannot always be anticipated in advance or reflected in such pre-established goals.

Stretch Performance Goals.    The Committee believes the following key drivers of total shareholder return should be the foundation for annual bonus payouts for its named executive officers:

Objective	Rationale
Earnings per share	Indicates the health of the overall company, and its sustained performance and profitability.
Gross margin percentage	Indicates the underlying profitability of the company.
Cash flow	Indicates the financial strength of the company and allows it to pursue opportunities that enhance shareholder value.
Net revenues, excluding revenues of acquired businesses	Key measure of top line growth that indicates sustainability of the company over the long term and its ability to generate profits.
Net revenues of acquired businesses	Indicates the success of the investment strategy of the company.
Profit before tax	Profitability measure that can be compared year-to-year at the business level.

The choice of which objectives are used and the relative weightings given to each objective varies (i) among executive officers depending upon the business for which each executive officer is responsible and (ii) year-to-year based on VF’s strategic business goals. In February 2012, stretch target performance goals for the named executive officers were set by the Committee after considering criteria and weighting recommended by management as well as advice from the Committee’s independent compensation consultant.

The stretch target performance goals for Messrs. Wiseman and Shearer were based 100% on the performance of VF (“VF Performance Targets”) based on diluted earnings per share, gross margin, cash flow, net revenues, excluding net revenues of recent acquisitions, and net revenues of recent acquisitions for the portion that occurred during 2012 of the 12-month period following the acquisition (referred to below as “net revenues of acquired businesses”).

2012 VF Performance Targets
Weighting	Objective	For Messrs. Wiseman and Shearer, VF Performance Targets as follows:

55%	Earnings per share	13.4% above 2011 earnings per share

10%	Gross margin percentage	70 basis points above the 2011 level

15%	Cash flow	6.3% increase from 2011 cash flow

15%	Net revenues, excluding revenues of acquired businesses	4.5% above 2011 revenues

5%	Net revenues of acquired businesses	$188 million

For Group Presidents, the stretch target performance goals were based 40% on the performance objectives set forth above for Messrs. Wiseman and Shearer and 60% on the performance of the businesses for which they are responsible (the “Group Performance Targets”). The Group Performance Targets were based on operating profit less cost of capital charge (referred to below as “profit before taxes”), cash flow, gross margin and revenue; revenue for Outdoor and Action Sports Americas and International is further divided into net revenues from ongoing businesses and net revenues of acquired businesses.

2012 Group Performance Targets
Weighting	Objective	For Mr. Baxter, the Jeanswear Americas and Imagewear Group Performance Targets as follows:	For Mr. Rendle, the Outdoor and Action Sports Americas Group Performance Targets as follows:	For Mr. Salzburger, International Group Performance Targets as follows:

55%	Profit before taxes	9.9% above the 2011 level	9.8% above the 2011 level	24.3% above the 2011 level

10%	Gross margin percentage	10 basis points above the 2011 level	280 basis points above the 2011 level	180 basis points above the 2011 level

15%	Cash flow	60.1% above the 2011 level	6.9% above the 2011 level	27.2% above the 2011 level

15%	Net revenues, excluding revenues of acquired businesses	Net revenues 4.0% above the 2011 level (this component was weighted 20% because there was no acquired business component)	8.6% above the 2011 level	8.4% above the 2011 level
5%	Net revenues of acquired businesses		$188 million in the aggregate for VF	$188 million in the aggregate for VF

The objectives have different ranges of achievement. Each component of the objectives (1) excludes the effects of adjustments related to impairment charges, pension curtailment or settlement charges, restructuring charges, other extraordinary items or non-recurring items, and required changes in accounting policies, and (2) is calculated based on continuing operations and by excluding any difference between actual foreign exchange rates and the foreign exchange rates used in VF’s 2012 financial plan at the time the Committee set the targets. In February 2012, the Compensation Committee set individual target award amounts for the named executive officers for the fiscal year 2012. These target award amounts are set forth on the Grants of Plan-Based Awards table on page 39.

Based on VF’s actual performance in 2012, in February 2013 the Committee determined that the pre-set goal for the EIC Plan had been achieved. The Committee further determined that the stretch target performance goals had been achieved as follows: for Messrs. Wiseman and Shearer, 175%, for Mr. Baxter, 147%, for Mr. Rendle, 108%, and for Mr. Salzburger, 147%. The payments made to the named executive officers under the EIC Plan are set forth in the Non- Equity Incentive Plan Compensation column of the Summary Compensation Table on page 37. Amounts may vary slightly due to rounding.

For the years 2010, 2011 and 2012, actual levels of achievement of the targeted incentive opportunity under the EIC Plan were 190%, 187% and 175%, respectively, of the VF Performance Targets.

Restricted Stock Units

Under VF’s Mid-Term Incentive Plan (“MTIP”), executives are awarded RSUs that give them the opportunity to earn shares of VF Common Stock for performance achieved over three-year cycles. RSUs provide long-term incentive compensation for executives with the objectives of providing a focus on long-term value and increasing stock ownership. RSUs are designed to align the interests of VF’s executives with those of shareholders by encouraging the executives to enhance the value of VF Common Stock. In addition, through three-year performance periods, this component of the Program is designed to create an incentive for individual executives to remain with VF. MTIP awards are forfeitable upon an executive’s termination of employment, except (i) a pro rata portion of the award will be deemed earned in the event of death or disability, (ii) awards continue to accrue in full to the benefit of individuals who retire, provided that the individual was employed by VF for the first fiscal year of the cycle, (iii) a pro rata portion of the award will be deemed earned in the event of a termination of the executive’s employment by VF without cause prior to a change in control, with pro ration based on the part of the performance period in which the executive remained employed plus any period during which severance payments will be made, provided the individual was an active participant for at least twelve months during the performance cycle, and (iv) the full award at the higher of target performance or actual performance achieved through the date of termination will be deemed earned in the event of a termination by VF without cause or by the executive for good reason after a change in control of VF. Dividend equivalents are paid on the shares actually paid out under the MTIP (no dividend equivalents are paid on any portion of the MTIP award not earned).

For 2012, the Committee established performance goals for the MTIP based on VF’s financial performance metrics as well as a relative performance metric that the Committee added in 2012 to further align executive compensation with shareholder value creation. The first component will be determined by multiplying the participant’s target number of RSUs by the average level of achievement of the stretch VF Performance Target goals established annually by the Committee under the EIC Plan during the three years of the performance period, plus an additional number of shares equal to the dollar value of the dividends that would have accrued (without compounding) on the shares subject to the payout. The second component, a relative performance metric, will be based on VF’s total shareholder return (“TSR”), as compared to the TSR generated by the S&P 500 companies during the applicable period. At the end of the three-year performance period, the payout for each participant will (i) remain unchanged if VF’s TSR is between the 75th and 25th percentile of TSR of the S&P 500 companies over the period, (ii) increase in the amount of 25% of the participant’s target award if VF’s TSR is greater than or equal to the 75th percentile of TSR of the S&P 500 companies over the period, or (iii) decrease in the amount of 25% of the participant’s target award if VF’s TSR is equal to or below the 25th percentile of TSR of the S&P 500 companies over the period. Including the relative performance metric, commencing with the 2012-2014 cycle, actual payouts may range from 0% to 225% of the targeted award.

Deductibility to VF for federal income tax purposes of the value of the awards is maintained so long as the pre-set goal of positive aggregate earnings per share from continuing operations is achieved for the three-year performance period. This goal was achieved for the 2010-2012 performance period. The Committee retains discretion with respect to the actual payouts provided that the pre-set goal is met.

In February 2013, the Committee determined that the achievement of the EIC Plan stretch goals for VF for 2012 of the three-year MTIP performance period was 175%. Therefore, the Committee determined that the level of achievement of the MTIP goal for the three-year period 2010 through 2012 was 184%, determined by averaging the achievement of the VF Performance Target goals under the EIC Plan for 2010 (190%), 2011 (187%) and 2012 (175%).

The RSU payout made in February 2013 for the 2010-2012 performance period is set forth on the Option Exercises and Stock Vested table on page 44. The RSU target awards to the executive officers made in February 2012 for the 2012-2014 performance period are set forth in the Grants of Plan-Based Awards table on page 39. The grant-date fair value of RSU target awards for the three-year performance period beginning in each of 2010, 2011 and 2012 is reflected in the Stock Awards column of the Summary Compensation Table on page 37.

Stock Options

Stock options awarded under the Stock Plan are intended to align executives’ and shareholders’ interests and focus executives on attainment of VF’s long-term goals. Stock options provide executives with the opportunity to acquire an equity interest in VF and to share in the appreciation of the value of the stock. They also provide a long-term incentive for the executive to remain with VF and promote shareholder returns. The Committee determines a value of options awarded to executive officers as a component of the total targeted compensation.

Non-qualified stock options have a term of not greater than ten years and become exercisable not less than one year after the date of grant. Options are exercisable only so long as the option holder remains an employee of VF or its subsidiaries, except that, subject to earlier expiration of the option term, and to the specific terms and definitions contained in the Stock Plan, options generally remain exercisable for the period severance payments are made (if any) in the case of involuntary termination of employment, and for 36 months after death, retirement or termination of employment due to disability, provided that, for stock options granted during and after 2010, it is a condition to such continued vesting after retirement that the employee was employed by VF on December 31 of the year of the date of grant. In addition, in accordance with the executives’ change-in-control agreements described on page 49, upon a change in control of VF and termination of the executives’ employment, vesting of the options is accelerated and all of the options become exercisable by the executives.

Stock options are typically granted to the named executive officers annually in February under the Stock Plan. Because the Compensation Committee meets shortly before the release of VF’s earnings for the prior fiscal year and guidance for the following year, the Committee’s practice with respect to the award of stock options under the Stock Plan is to establish the date of grant of the options as the third business day after VF announces its earnings for the previously completed fiscal year so that the earnings information can be absorbed by the financial markets. The Committee acted on February 13, 2012, to establish the grant date for the options on February 21, 2012. Under the Stock Plan, the exercise price of stock options is the fair market value on the date of grant. “Fair market value” is defined in the Stock Plan as the average of the reported high and low sales price of the Common Stock on the date of grant.

Stock option awards made to the named executive officers during 2012 are listed on the Grants of Plan-Based Awards table on page 39.

Retention Awards

Retention awards of restricted stock or restricted stock units are made by the Committee from time to time to attract or retain key executives and are designed to reward long-term employment with VF. Awards of restricted stock or restricted stock units for retention purposes under the Stock Plan are not part of regular annual compensation. The retention awards and the amount of any particular retention award are determined in consultation with the Committee’s compensation consultant for the Chief Executive Officer and in consultation with the Chief Executive Officer for the other named executive officers. No executive officers were granted retention awards in 2012.

Policy for the Recovery of Awards or Payments in the Event of Financial Restatement

The Board of Directors has adopted a policy for the recovery of performance-based compensation from executives. The policy provides that the Board may require an executive to forfeit a performance-based award or repay performance-based compensation if VF is required to prepare an accounting restatement, as a result of misconduct, if such executive knowingly caused or failed to prevent such misconduct. The award agreements for stock options and RSUs under the Stock Plan include provisions respecting such recovery, as does the EIC Plan.

Policy Regarding Hedging in VF Common Stock

The Board of Directors has adopted a policy prohibiting VF’s directors, executive officers named in this proxy statement and certain other executives from engaging in transactions in derivative securities (including puts, calls, collars, forward contracts, equity swaps, exchange funds and the like) relating to VF securities, transactions “hedging” the risk of ownership of VF securities and short sales of VF securities. Under policies in place for many years, VF’s directors, executive officers named in this proxy statement and certain other executives are prohibited from holding VF securities in margin accounts or pledging VF securities as collateral for loans.

Retirement and Other Benefits

The Committee believes that retirement and other benefits are important components of competitive compensation packages necessary to attract and retain qualified senior executives. The Committee reviews the amounts of the benefits annually along with other compensation components. However, the benefits do not affect the decisions the Committee makes regarding other compensation components, which are generally structured to achieve VF’s short-term and long-term financial objectives. Mr. Salzburger, who is not a U.S. resident, does not participate in VF’s Pension Plan, Supplemental Executive Retirement Plan, Retirement Contribution Feature or Executive Deferred Savings Plan described below. His benefits are described under the caption “Pension Benefits” on page 44.

Pension Benefits

VF sponsors and maintains the VF Corporation Pension Plan (the “Pension Plan”), a tax-qualified defined benefit plan that covers most of VF’s U.S. employees who were employed by VF on or before December 31, 2004, including Messrs. Wiseman, Shearer and Rendle. The purpose of the Pension Plan is to provide retirement benefits for those employees who qualify for such benefits under the provisions of the Pension Plan. The Pension Plan is discussed in further detail under the caption “Pension Benefits” on page 44. The Pension Plan was closed to new participants at the end of 2004.

Supplemental Executive Retirement Plan

Messrs. Wiseman, Shearer and Rendle participate in a Supplemental Executive Retirement Plan (“SERP”). The SERP is an unfunded, nonqualified plan for eligible participants primarily designed to restore benefits lost under the Pension Plan due to the maximum legal limit of pension benefits imposed under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code (the “Code”). The SERP was closed to new participants at the end of 2004.

Retirement Contribution Feature

VF executives, including Mr. Baxter, who joined VF after the Pension Plan and SERP were closed to new participants, participate in a retirement contribution feature (“RCF”) pursuant to which VF contributes a percentage of their earnings (between 2% and 5%) based on their years of continuous service to the VF Retirement Savings Plan (401(k)) and the Executive Deferred Savings Plan, described below.

Nonqualified Deferred Compensation

VF’s U.S.-based senior executives, including the U.S.-based named executive officers, are permitted to defer compensation and receive a limited amount of matching credits under the VF Corporation Executive Deferred Savings Plan. This plan enables executives to save for retirement on a tax-deferred basis. Nonqualified deferred compensation is discussed in further detail under the caption “Nonqualified Deferred Compensation” on page 47.

Change-in-Control Agreements

VF has entered into Change-in-Control Agreements (the “Agreements”) with certain VF senior executives, including the named executive officers, that provide the executives with certain severance benefits in the event their employment with VF is terminated by VF or by the executive for good reason, as defined in the Agreements, subsequent to a change in control of VF. The Agreements are designed to reinforce and encourage the continued attention and dedication of such executives to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of VF. VF believes that change-in-control arrangements are an important component of a competitive compensation package necessary to attract and retain qualified senior executives.

As described and quantified below in the “Potential Payments Upon Change in Control, Retirement or Termination of Employment” section on page 48, the Agreements generally have a term of three years with automatic annual extensions. The Agreements may be terminated, subject to the limitations outlined below, by VF upon notice to the executive and are automatically terminated if the executive’s employment with VF ceases (other than a termination triggering payments under the Agreement). VF may not terminate the Agreements (i) if it has knowledge that any third person has taken steps or has announced an intention to take steps reasonably calculated to effect a change in control of VF or (ii) within a specified period of time after a change in control of VF occurs. Severance benefits payable to the named executive officers include the lump sum payment of an amount equal to 2.99 times the sum of the executive’s current annual salary plus the highest amount of cash incentive awarded to the executive during the three fiscal years ending prior to the date on which the executive’s employment is terminated following a change in control of VF.

Total payments to be made to an executive in the event of termination of employment upon a change in control of VF may constitute excess “parachute payments” (as that term is defined in the Code). Messrs. Wiseman, Shearer and Baxter will receive additional payments under the Agreements to reimburse them for any excise taxes, as well as other increased taxes, penalties and interest resulting from any payments under the Agreements by reason of such payments being treated as excess parachute payments. However, if the parachute payments exceed the maximum amount that could be paid to the executive without giving rise to an excise tax, but are less than 105% of such amount, then no gross-up will be paid and the parachute payments will be reduced to just below such amount. During 2011, the Committee eliminated the gross up feature for any new change in control agreements.

Under the terms of the Agreements, the executives would also be entitled to supplemental benefits, such as accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock and RSUs, lump sum payments under the VF SERP, and continued life and medical insurance for specified periods after termination. Upon a change in control of VF, VF also will pay all reasonable legal fees and related expenses incurred by the executive as a result of the termination of his or her employment or in obtaining or enforcing any right or benefit provided by the Agreements.

Payments Upon Separation

The named executive officers, other than Mr. Salzburger, have no contractual right to receive separation payments if they terminate their employment or are terminated with or without cause prior to a change in control of VF. Mr. Salzburger, who is based in Switzerland, has an employment agreement, which is typical in Switzerland. Under his agreement, Mr. Salzburger is entitled to receive one year of base salary and a pro rata amount of the annual incentive bonus he would have earned for the year of termination if his employment is terminated without cause.

Preservation of Deductibility of Compensation

Section 162(m) of the Code limits the deductibility by VF for Federal income tax purposes of annual compensation in excess of $1 million paid to certain officers, unless certain requirements are met. Stock options and certain performance-based awards under the 1996 Stock Compensation Plan are designed to meet these requirements as are annual payments under VF’s EIC Plan. It is the present intention of the Compensation Committee to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that to do so is consistent with the best interest of shareholders; however, tax deductibility is only one consideration in determining the type and amount of compensation. The Board of Directors maintains discretion to set salaries and grant awards based on the Board’s assessment of individual performance and other relevant factors. Such salaries and awards may not meet the requirements for full deductibility of Section 162(m). In making compensation decisions the Board takes into consideration any potential loss of deductibility. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible.

Executive Stock Ownership Guidelines

It is VF’s policy to strongly encourage stock ownership by VF senior management. This policy closely aligns the interests of management with those of shareholders. Senior executives are subject to share ownership guidelines that require them to accumulate, over a five-year period, and then retain, shares of VF Common Stock having a market value ranging from one to six times annual base salary, depending upon the position. The Chief Executive Officer and the other named executive officers are required to accumulate VF Common Stock having market values as follows:

Share Ownership Guidelines
Officer	VF Common Stock having a market value of
Chief Executive Officer	Six times annual base salary
Senior Vice Presidents and Group Presidents	Three times annual base salary
Vice Presidents	Two times annual base salary

An executive has five years to reach the target. If an executive’s guideline ownership level increases because of a tier change or salary increase, a new five-year period to achieve the incremental guideline ownership level begins with each such change. Once achieved, the ownership of the guideline amount should be maintained for as long as the executive is subject to the guideline.

Credit will be given for direct holdings by the executive or an immediate family member residing in the same household and shares held through executive deferred savings and 401(k) plans. No credit will be given for restricted stock, restricted stock units, or shares of stock beneficially owned by someone other than the executive or immediate family member residing in the same household, unexercised stock options, or other similar forms of ownership of stock. Shares held in trust are reviewed for credit by the Committee. Until a senior executive has met the targeted ownership level, whenever he or she exercises a stock option he or she must retain shares equal to 50% of the after-tax value of each option exercised.

The Committee increased the ownership target for the Chief Executive Officer to six times annual base salary from five times annual base salary effective January 1, 2013. All of the named executive officers have exceeded their guideline ownership level targets for executive stock ownership.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and the Committee’s independent compensation consultant. Based on the foregoing review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and VF’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

Raymond G. Viault, Chairman

Ursula O. Fairbairn

Laura W. Lang

W. Alan McCollough

Matthew J. Shattock

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Eric C. Wiseman, Chairman, President and Chief Executive Officer	2012	$1,200,000	$3,000,113	$2,892,953	$2,933,280	$4,070,600	$81,080	$14,178,026
	2011	1,100,000	2,491,407	2,382,729	2,463,120	2,128,900	62,040	10,628,196
	2010	1,025,000	2,329,812	2,285,574	2,142,250	1,466,300	78,000	9,326,936
Robert K. Shearer, Senior Vice President and Chief Financial Officer	2012	725,000	750,028	723,246	873,000	1,544,800	29,280	4,645,354
	2011	680,000	622,899	595,700	719,000	976,200	27,040	3,620,659
	2010	650,000	1,503,668	621,093	731,500	963,600	23,400	4,493,261
Scott H. Baxter, Vice President and Group President — Jeanswear Americas and Imagewear	2012	575,000	550,001	582,509	604,340	-0-	47,677	2,359,527
	2011	530,000	1,758,713	491,999	443,800	-0-	265,815	3,490,327
Steven E. Rendle, Vice President and Group President — Outdoor and Action Sports Americas	2012	615,000	550,001	582,509	443,210	558,200	23,400	2,772,320
	2011	550,000	460,913	491,999	566,000	332,500	37,933	2,439,345
Karl Heinz Salzburger,(1) Vice President and Group President —VF International	2012	816,547	750,028	723,246	756,624	166,280	197,804	3,410,529
	2011	835,440	1,920,699	664,868	750,000	427,679	210,582	4,809,268
	2010	770,755	633,168	700,958	831,778	73,989	195,333	3,205,981

[1]

Mr. Salzburger’s cash compensation is paid in euros. For purposes of the table, his cash compensation was converted into U.S. dollars at the following exchange rates, the average daily exchange rate for each respective calendar year: in 2012, 1.2859 U.S. dollars to the euro; in 2011, 1.3924 U.S. dollars to the euro; and in 2010, 1.3266 U.S. dollars to the euro.

[2]

Awards of performance-based restricted stock units (“RSUs”) for the three-year performance periods of 2010 through 2012, 2011 through 2013, and 2012 through 2014 were made to the named executive officers in 2010, 2011 and 2012, respectively, under the Mid-Term Incentive Plan described in footnote 3 to the Grants of Plan-Based Awards Table on page 39. The amounts shown for the RSUs in this column include the aggregate grant date fair value of the RSU awards computed in accordance with FASB ASC Topic 718. Fair value for each RSU was the average of the high and the low price of VF Common Stock on the date of the award. The grant date fair values reflected in this column are the target payouts based on the probable outcome of the performance condition, determined as of the grant date. Depending on the level of achievement of performance goals, payouts of awards could range up to a maximum of 225% of the target award for awards granted in 2012, and a maximum of 200% of the target award for awards granted in 2011 and 2010. Assuming achievement of such performance goals at maximum levels, such grant date fair value of the performance-based RSUs would have been as follows: Mr. Wiseman for 2012, 2011 and 2010, $6,750,253, $4,982,814 and $4,659,624, respectively; Mr. Shearer for 2012, 2011 and 2010, $1,687,563, $1,245,798 and $1,266,336 respectively; Mr. Baxter for 2012 and 2011, $1,237,503 and $921,826, respectively; Mr. Rendle for 2012 and 2011, $1,237,503 and $921,826, respectively; and Mr. Salzburger for 2012, 2011 and 2010, $1,687,563, $1,245,798 and $1,266,336, respectively. Dividend equivalents (without compounding) accrue on these RSUs subject to the same performance-based vesting requirements as apply to the RSUs. Also included in this column are dollar amounts equal to the aggregate grant date fair value (computed in accordance with FASB ASC Topic 718) of restricted stock and restricted stock units awarded to three of the named executive officers as follows: Mr. Shearer, $870,500 for 2010 (10,000 shares of restricted stock that vest in 2014); Mr. Baxter, $1,297,800 for 2011 (15,000 shares of restricted stock that vest in 2015); and Mr. Salzburger, $1,297,800 for 2011 (15,000 restricted stock units that vest in 2015). Fair value for each share of restricted stock or each restricted stock unit was the average of the high and low price of VF Common Stock on the date of the award. Each of these awards vest provided the executive remains employed by VF at the vesting date (except a pro rata portion of the awards would vest in the event of termination due to death or disability and the awards would vest upon certain terminations following a change in control of VF) and dividends on the restricted stock and restricted stock units are subject to the same restrictions and service-based vesting as the original award. The assumptions used are summarized in Note O to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

[3]

Options to purchase shares of VF Common Stock are granted annually to each of the named executive officers under the Stock Plan. The terms of options granted under the Stock Plan are described in footnote 1 to the Outstanding Equity Awards at Fiscal Year-End table on page 41. Stock options generally vest over three years of continuous service after the date of grant and generally expire ten years after the date of grant, subject to accelerated vesting in the event of the executive’s death or certain terminations of employment due to disability or following a change in control, and subject to early expiration in connection with other terminations of employment. The values of the option awards in this column are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and were estimated using a lattice option-pricing model, which incorporates a range of assumptions for inputs between the grant date of the option and date of expiration. The assumptions used and the resulting weighted average value of stock options granted during 2012 is summarized in Note O to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

[4]

The amounts in this column represent cash awards earned during 2012, 2011 and 2010, respectively, under the VF EIC Plan. The operation of the VF EIC Plan in 2012 is described in footnote 2 to the Grants of Plan-Based Awards table on page 39.

[5]

The amounts reported in this column represent the aggregate change in the actuarial present value of the named executive officers’ accumulated benefits under all defined benefit and actuarial pension plans (including supplemental plans) in 2012, 2011 and 2010, respectively. Approximately 41%, 58% and 55% of the 2012 amount of change shown for Messrs. Wiseman, Shearer and Rendle, respectively, represent an increase in present value of their pension benefits resulting from changes in prevailing interest rates, which would affect a lump-sum payout; such interest rates and the compensation deemed to result from changes in the rates are not within VF’s control. No amounts are included in this column for earnings on deferred compensation because the named executive officers do not receive above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified. The earnings that the executive officers received on deferred compensation are reported in the Nonqualified Deferred Compensation table on page 47. Amounts in this column for Mr. Salzburger were valued in Swiss francs and converted to U.S. dollars using an exchange rate of .9373 Swiss francs to the U.S. dollar in 2012, .8832 Swiss francs to the U.S. dollar in 2011 and 1.0395 Swiss francs to the U.S. dollar in 2010, the average daily exchange rate for each respective calendar year. Mr. Baxter joined VF after the defined benefit plans were closed to new participants.

[6]

For Messrs. Wiseman, Shearer, Rendle and Baxter, this amount includes VF’s matching contribution to the Executive Deferred Savings Plan in the amount of $12,500 and financial planning services. For Mr. Baxter, who joined VF after VF’s defined benefit plans were closed to new participants, this amount also includes $20,089 retirement contributions to retirement savings in 2012. For Mr. Baxter, the amount for 2012 also includes relocation expense reimbursement of $2,371 and a related tax gross up payment on that amount of $1,817. This amount includes use of company aircraft in 2012 by Mr. Wiseman of $57,680 and by Mr. Shearer of $5,880. The value of the aggregate supplemental incremental cost of VF aircraft includes costs associated with attendance at meetings of other companies’ Boards on which they serve which benefits VF but is considered by the tax rules to be personal use. Only Mr. Wiseman is permitted to use VF aircraft for personal use. The cost of the personal use of aircraft was calculated based on the aggregate incremental cost to VF based on an hourly charge for VF’s aircraft that includes fuel, maintenance, salaries, ramp fees and landing fees. Family members of executives and their invited guests occasionally fly on VF aircraft as additional passengers on business flights. In those cases, there is no aggregate incremental cost to VF for the family member or guest, although taxable income is imputed to the individual. For Mr. Salzburger in 2012, this amount includes a cost of living allowance in the amount of $90,811, a housing allowance in the amount of $90,811, and a car allowance. Amounts in this column for Mr. Salzburger were paid in Swiss francs and converted to U.S. dollars using an exchange rate of .9373 Swiss francs to the U.S. dollar in 2012, the average daily exchange rate for the calendar year.

2012 GRANTS OF PLAN-BASED AWARDS

Name	Date of Board Approval of Awards(1)	Grant Date of Equity Awards(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Wiseman	2/13/2012		-0-	$1,680,000	$3,360,000
	2/13/2012	2/21/2012				-0-	20,608	46,368			$3,000,113	(5)
	2/13/2012	2/21/2012							89,983	$145.58	2,892,953	(6)
Mr. Shearer	2/13/2012		-0-	500,000	1,000,000
	2/13/2012	2/21/2012				-0-	5,152	11,592			750,028	(5)
	2/13/2012	2/21/2012							22,496	145.58	723,246	(6)
Mr. Baxter	2/13/2012		-0-	410,000	820,000
	2/13/2012	2/21/2012				-0-	3,778	8,501			550,001	(5)
	2/13/2012	2/21/2012							16,497	145.58	582,509	(6)
Mr. Rendle	2/13/2012		-0-	410,000	820,000
	2/13/2012	2/21/2012				-0-	3,778	8,501			550,001	(5)
	2/13/2012	2/21/2012							16,497	145.58	582,509	(6)
Mr. Salzburger	2/13/2012		-0-	514,360	1,028,720
	2/13/2012	2/21/2012				-0-	5,152	11,592			750,028	(5)
	2/13/2012	2/21/2012							22,496	145.58	723,246	(6)

[1]

All equity awards are granted under the VF Stock Plan. Under the Stock Plan, the exercise price of stock options is the fair market value on the date of grant. “Fair market value” is defined under the Stock Plan as the average of the reported high and low sales price of VF Common Stock on the date of grant. The “date of grant” is the date on which the granting of an award is authorized by the Compensation Committee, unless a later date for the grant is specified by the Compensation Committee. The Compensation Committee’s policy with respect to the award of equity under the Stock Plan is to fix the date of grant of the equity awards in February as the third business day after VF announces its earnings for the previously completed fiscal year. In February 2012, the Committee acted on February 13 to establish February 21 as the grant date for the equity awards.

[2]

The amounts in these columns represent the threshold, target and maximum awards under the EIC Plan. Under the EIC Plan, performance goals are set each year by the Compensation Committee. The performance goals for 2012 are set forth above in Compensation Discussion and Analysis on page 20. Depending upon the level of achievement of each of the performance goals, annual cash awards could range from 0% to 200% of the targeted incentive opportunity for each EIC Plan participant. The amounts actually paid to the executives for 2012 performance are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 37. Mr. Salzburger’s target has been converted to U.S. dollars from euros based on the average daily exchange rates for calendar year 2012 of 1.2859 U.S. dollars to the euro.

[3]

The amounts in these columns represent the threshold, target and maximum awards under the MTIP. Under the MTIP, performance goals are set each year by the Compensation Committee for the three-year performance period. These awards were granted to the named executive officers for the three-year performance period of 2012 through 2014 under the MTIP. Depending on the level of achievement of performance goals, payouts of awards could range up to a maximum of 225% of the target award for awards granted in 2012. The MTIP gives the executives the opportunity to earn shares of VF Common Stock. Although actual payout of these shares is generally determined based on the average level of achievement of the performance goals under the EIC Plan during the three years of the performance period, and potentially plus or minus 25% of the target award depending on VF’s total shareholder return as compared to the total shareholder return of S&P 500 companies over the performance period (as further described on page 31), the Committee retains discretion with respect to the actual awards. In order for the named executives to earn Common Stock under this Plan VF must have aggregate positive earnings per share for the three-year performance period. These awards are forfeitable upon an executive’s termination of employment, except (i) a pro rata portion of the award will be deemed earned in the event of death or disability, (ii) awards continue to accrue in full to the benefit of individuals who retire, provided that the individual was employed by VF for the first fiscal year of the cycle, (iii) a pro rata portion of the award will be deemed earned in the event of a termination of the executive’s employment by VF without cause prior to a change in control, with pro ration based on the part of the performance period in which the executive remained employed plus any period during which severance payments will be made, and (iv) the full award at the higher of target performance or actual performance achieved through the date of termination will be deemed earned in the event of a termination by VF without cause or by the executive for good reason after a change in control of VF. Dividend equivalents accrue on the MTIP awards, but are subject to vesting of the awards. Upon payout of the MTIP awards the dividend equivalents are then paid in additional shares of stock calculated by dividing the accrued dividend equivalents by the average of the high and the low price of a share of VF Common Stock on the date the award is paid out. Dividend equivalents are not compounded.

[4]

Under the Stock Plan, the exercise price of stock options is the fair market value on the date of grant. “Fair market value” is defined under the Stock Plan as the average of the reported high and low sales price of VF Common Stock on the date of grant. The closing price of a share of VF Common Stock on February 21, 2012, the date of grant, was $144.84; the average of the high and low price of a share of VF Common Stock on February 21, 2012 was $145.58.

[5]

The aggregate fair value of the RSUs was computed in accordance with FASB ASC Topic 718. Fair value for the RSUs was calculated by multiplying $145.58 per share (the average of the high and the low price of VF Common Stock on the date of the award) by the target award. The aggregate fair value reflected in this column represents the target payouts based on the probable outcome of the performance condition, determined as of the grant date. The assumptions used are summarized in Note O to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

[6]

The fair value on the date of grant of each option award was computed in accordance with FASB ASC Topic 718 and was estimated using a lattice option-pricing model, which incorporates a range of assumptions for inputs between the grant date of the option and date of expiration. The assumptions used and the resulting weighted average fair value of stock options granted during 2012 are summarized in Note O to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Eric C. Wiseman	95,800	-0-	$56.80	2/09/2016
	60,500	-0-	76.10	2/08/2017
	113,700	-0-	79.50	2/07/2018
	133,489	-0-	53.60	2/12/2019
	87,470	43,734	74.85	2/15/2020
	33,414	66,827	95.56	2/23/2021				45,784	(5)	$6,789,309
	-0-	89,983	145.58	2/20/2022	20,000	(4)	$2,965,800	36,064	(6)	5,347,931
Robert K. Shearer	32,100	-0-	76.10	2/08/2017
	34,664	-0-	79.50	2/07/2018
	23,770	11,884	74.85	2/15/2020
	8,354	16,707	95.56	2/23/2021				11,447	(5)	1,697,476
	-0-	22,496	145.58	2/20/2022	10,000	(7)	1,482,900	9,016	(6)	1,336,983
Scott H. Baxter	6,517	-0-	79.50	2/07/2018
	14,075	-0-	53.60	2/12/2019
	9,223	4,611	74.85	2/15/2020
	6,182	12,363	95.56	2/23/2021	4,000	(8)	593,160	8,470	(5)	1,256,016
	-0-	16,497	145.58	2/20/2022	15,000	(8)	2,224,350	6,612	(6)	980,493
Steven E. Rendle	8,600	-0-	56.80	2/09/2016
	8,100	-0-	76.10	2/08/2017
	13,450	-0-	79.50	2/07/2018
	16,687	-0-	53.60	2/12/2019
	10,934	5,467	74.85	2/15/2020
	6,182	12,363	95.56	2/23/2021				8,470	(5)	1,256,016
	-0-	16,497	145.58	2/20/2022	15,000	(9)	2,224,350	6,612	(6)	980,493
Karl Heinz Salzburger	18,400	-0-	76.10	2/08/2017
	20,521	-0-	79.50	2/07/2018
	25,000	-0-	53.60	2/12/2019
	23,770	11,884	74.85	2/15/2020
	8,354	16,707	95.56	2/23/2021	10,000	(10)	1,482,900	11,447	(5)	1,697,476
	-0-	22,496	145.58	2/20/2022	15,000	(10)	2,224,350	9,016	(6)	1,336,983

[1]

All of the options are non-qualified stock options awarded under the Stock Plan. Each option becomes vested and exercisable in thirds on the first, second and third anniversaries of the date of grant, respectively. Options generally become fully vested and exercisable upon the executive’s death or termination of the executive’s employment due to disability or following a change in control of VF. All options have a ten-year term but, in the event of certain terminations of the optionee’s employment, the options generally expire on an accelerated basis, as follows: 36 months after retirement, death or termination due to disability; at the end of the period severance payments are made (if any) in the case of involuntary termination; and at the time of any voluntary termination. The vesting dates for options that were not vested at the end of the 2012 fiscal year are as follows (options vest on the anniversary of the date of grant in the indicated month):

Name	Grant Date	Vest February 2013	Vest February 2014	Vest February 2015
Mr. Wiseman	2/16/2010	43,734
	2/24/2011	33,414	33,413
	2/21/2012	29,995	29,994	29,994
Mr. Shearer	2/16/2010	11,884
	2/24/2011	8,354	8,353
	2/21/2012	7,499	7,499	7,498
Mr. Baxter	2/16/2010	4,611
	2/24/2011	6,182	6,181
	2/21/2012	5,499	5,499	5,499
Mr. Rendle	2/16/2010	5,467
	2/24/2011	6,182	6,181
	2/21/2012	5,499	5,499	5,499
Mr. Salzburger	2/16/2010	11,884
	2/24/2011	8,354	8,353
	2/21/2012	7,499	7,499	7,498

[2]

The market value of restricted awards reported in this column was computed by multiplying $148.29, the closing market price of VF’s stock at December 29, 2012, by the number of shares or units of stock awarded.

[3]

The number of shares or units and values in these columns assume an achievement level of 175% of the target amount, which was the actual level of achievement for the three-year performance period ended December 29, 2012. The final level of achievement for the awards in these columns may differ. The number of RSUs was calculated by multiplying 175% by the target number of RSUs awarded, and the dollar value was calculated by multiplying 175% of the target number of RSUs awarded (rounded to the nearest whole number of shares) by $148.29, the closing market price of VF Common Stock at December 29, 2012.

[4]

Mr. Wiseman received an award of 20,000 shares of restricted stock in July 2008. These shares of restricted stock vest on July 14, 2013, provided that Mr. Wiseman remains an employee of VF (except a pro rata portion of the award would vest in the event of termination due to death or disability and the award would vest upon his termination following a change in control of VF). Dividends on these shares of restricted stock are invested in additional shares that are subject to the same vesting requirements and other restrictions as the original award. Dividends accrued (and the related number of additional shares of restricted stock) as of December 29, 2012, were valued at $401,421 (2,707 shares).

[5]

This number represents the number of RSUs that were awarded under the MTIP by the Compensation Committee in February 2011 for the three-year performance period ending December 2013 multiplied by an assumed achievement level of 175% (rounded to the nearest whole number of shares). At an achievement level of 200%, the maximum, the number of RSUs and value would be as follows: Mr. Wiseman: 52,324 RSUs with a value of $7,759,126; Mr. Shearer: 13,082 RSUs with a value of $1,939,930; Mr. Baxter: 9,680 RSUs with a value of $1,435,447; Mr. Rendle: 9,680 RSUs with a value of $1,435,447; and Mr. Salzburger: 13,082 RSUs with a value of $1,939,930.

[6]

This number represents the number of RSUs that were awarded under the MTIP by the Compensation Committee in February 2012 for the three-year performance period ending December 2014 multiplied by an assumed achievement level of 175% (rounded to the nearest whole number of shares). At an achievement level of 225%, the maximum, the number of RSUs and the corresponding value would be as follows: Mr. Wiseman: 46,368 RSUs with a value of $6,875,911; Mr. Shearer: 11,592 RSUs with a value of $1,718,978; Mr. Baxter: 8,501 RSUs with a value of $1,260,613; Mr. Rendle: 8,501 RSUs with a value of $1,260,613; and Mr. Salzburger: 11,592 RSUs with a value of $1,718,978.

[7]

Mr. Shearer received an award of 10,000 shares of restricted stock in April 2010. These shares of restricted stock vest in July 2014, provided that Mr. Shearer remains an employee of VF (except a pro rata portion of the awards would vest in the event of termination due to death or disability and the awards would vest upon certain terminations following a change in control of VF). Dividends on these shares of restricted stock are invested in additional shares that are subject to the same restrictions as the original award. Dividends accrued (and the related number of additional shares of restricted stock) as of December 29, 2012, were valued at $99,947 (674 shares).

[8]

Mr. Baxter received awards of 6,000 and 15,000 shares of restricted stock in February 2008 and February 2011, respectively. 2,000 of these shares of restricted stock vested in February 2012. 2,000 of these shares of restricted stock vest in each of February 2013 and February 2014, and 15,000 of these shares of restricted stock vest in February 2015, provided that Mr. Baxter remains an employee of VF (except a pro rata portion of the awards would vest in the event of termination due to death or disability and the awards would vest upon certain terminations following a change in control of VF). Dividends on these shares of restricted stock are invested in additional shares that are subject to the same restrictions as the original award. Dividends accrued (and the related number of additional shares of restricted stock) as of December 29, 2012, were valued at $188,477 (1,271 shares).

[9]

Mr. Rendle received an award of 15,000 shares of restricted stock in February 2010. These shares of restricted stock vest in February 2014, provided that Mr. Rendle remains an employee of VF (except a pro rata portion of the awards would vest in the event of termination due to death or disability and the awards would vest upon certain terminations following a change in control of VF). Dividends on these shares of restricted stock are invested in additional shares that are subject to the same restrictions as the original award. Dividends accrued (and the related number of additional shares of restricted stock) as of December 29, 2012, were valued at $168,309 (1,135 shares).

[10]

Mr. Salzburger received awards of 10,000 restricted stock units in February 2009 and 15,000 restricted stock units in February 2011. These units vest in January 2014 and February 2015, respectively, provided that Mr. Salzburger remains an employee of VF for the term of each award (except a pro rata portion of the awards would vest in the event of termination due to death or disability and the awards would vest upon his termination following a change in control of VF). Dividend equivalents (without compounding) accrue on these restricted stock units, but are subject to vesting of the award. Upon payout of the award dividend equivalents will be paid in additional shares of stock calculated by dividing the accrued dividends by the average of the high and low share price on the date the award is paid out. Dividends accrued (and the related number of additional restricted stock units) as of December 29, 2012, were valued at $189,000 (approximately 1,275 units).

2012 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Eric C. Wiseman	110,000	$11,020,710	62,781	$9,535,881
Robert K. Shearer	87,074	8,370,794	17,062	2,591,544
Scott H. Baxter	-0-	-0-	8,877	1,305,394
Steven E. Rendle	-0-	-0-	7,848	1,192,022
Karl Heinz Salzburger	26,274	2,607,701	27,868	4,007,977

[1]

The dollar amount realized upon exercise of stock options was calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

[2]

These columns report payout of awards of RSUs under the MTIP, including accrued dividends, as generally described in footnote 3 to the Grants of Plan-Based Awards table on page 39, for the three-year period ending December 29, 2012. The RSUs were paid out following the determination by the Compensation Committee on February 11, 2013 of the level of achievement for the performance period. The aggregate dollar amount realized by the named executive officers upon the payout of the award was computed by multiplying the number of RSUs by $151.89, the fair market value of the underlying shares on February 11, 2013, the payout date (the number of shares in the chart is rounded to the nearest whole number; the dollar value is based on the actual number of shares including fractional shares). The fair market value is defined under the Stock Plan to be the average of the high and low price of VF Common Stock on the applicable date. For Mr. Baxter, the amounts in these columns also include $299,975, the fair market value of 2,000 shares of restricted stock, plus 258 shares of restricted stock resulting from accumulated dividends on the restricted stock, at the time of vesting in February 2012. For Mr. Salzburger, the amounts in these columns also include $1,416,582, the fair market value 10,000 shares of restricted stock units, plus 807 shares of restricted stock units resulting from accumulated dividends on the restricted stock units, at the time of vesting in January 2012. No amounts reported in this column were deferred.

PENSION BENEFITS

VF sponsors and maintains the VF Corporation Pension Plan (the “Pension Plan”), a tax-qualified defined benefit plan that covers most of VF’s U.S.-based employees who were employed by VF on or before December 31, 2004, including all the named executive officers other than Mr. Salzburger, whose pension is described below, and Mr. Baxter who joined VF after the Pension Plan was closed to new participants. Benefits under the Pension Plan are calculated by reference to the employee’s “average annual compensation”, which is his or her average annual salary and annual incentive compensation from January 1, 2009, with no less than five years immediately preceding retirement included in the average. If an employee does not have five years of compensation from January 1, 2009, such employee’s compensation for a sufficient number of years immediately prior to 2009 is included to produce a minimum five compensation years.

There are two formulas for computing benefits under the Pension Plan. The “normal retirement” formula is used for employees who qualify for “early retirement” under the Pension Plan upon termination, by being credited with at least ten years of service with VF and having attained age 55. The second formula, less favorable to the employee, is used for employees who have not satisfied both conditions for “early retirement” upon termination. For employees who commence benefits under the Pension Plan prior to age 65, the benefit is reduced to account for the longer period of time over which the benefit is expected to be paid. The formula in effect for a specific employee is dependent upon the employee’s age and the number of years of service he has accrued as of the date of termination. Both formulas are based on years of service with VF, average annual compensation, and the covered compensation amount in effect for the employee relative to his birth year. Payments under the Pension Plan are made in monthly payments over the life of the participant and, in some circumstances, for a period thereafter to the participant’s beneficiary. All of the named executive officers who participate in the Pension Plan are eligible for nonforfeitable benefits under the Pension Plan and the VF Supplemental Executive Retirement Plan (“SERP”).

The SERP is an unfunded, nonqualified plan for eligible employees primarily designed to restore benefits lost under the Pension Plan due to the maximum legal limit of pension benefits imposed under the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code (the “Code”). The combined retirement income from the Pension Plan and the SERP for each of the eligible named executive officers, upon retirement at age 65, would be an amount equal to his or her Pension Plan benefit calculated (i) without regard to any limitation imposed by the Code or ERISA, (ii) without regard to his participation in the Deferred Compensation Plan or the Executive Deferred Savings Plan, (iii) on the basis of the average of the highest three years of his salary and annual incentive compensation during the ten-year period immediately preceding retirement, and (iv) without deduction or offset of Social Security benefits. For purposes of the table below, the “normal retirement” formula has been used for determining the SERP benefits of all of the named executive officers who participate in the Pension Plan, regardless of whether they otherwise qualify for “early retirement” under the Pension Plan. Payments under the SERP with respect to the period prior to December 31, 2004 are payable in monthly payments or in a lump sum, and payments with respect to the period after December 31, 2004 are payable in a lump sum.

Mr. Salzburger has pension benefits under the VF International SAGL pension fund in Switzerland (the “Swiss Pension Plan”) that covers virtually all Swiss-based employees of VF International SAGL over 25 years of age. Under the Swiss Pension Plan, employee and employer together contribute a percentage of the employee’s base salary up to the maximum pensionable salary (which for 2013 is 842,000 Swiss francs ($898,330 converted to U.S. dollars using an exchange rate of U.S. $1.0669 to the Swiss franc, the average daily exchange rate for calendar year 2012)) depending on the employee’s age; the contribution for Mr. Salzburger is 18% of the maximum pensionable salary. The portion of the contribution made by employer and employee depends on the category of the employee; Mr. Salzburger contributes 25% and his employer contributes 75%. The annual post-retirement benefit under the Swiss Pension Plan is calculated as a percentage (currently 6.8% of the amount accumulated pursuant to the mandatory contribution and 5.835% of the amount accumulated beyond the mandatory contribution) of the accumulated capital in the Swiss Pension Plan for the employee at the time the employee retires. In the event the employee retires earlier than the regular retirement age (which is currently 65 years of age for men), the percentage is reduced. Subject to certain conditions, participants may elect to receive pension benefits entirely or partially in a lump sum; any funds taken as a lump sum reduce the remaining capital and, as a result, the amount of the annual payments. Because of the way benefits are calculated under the Swiss Pension Plan it is not possible to express the pension benefits as a percentage of the last or an average salary. In addition, Mr. Salzburger periodically makes voluntary discretionary contributions to the plan.

The assumptions underlying the present values of the eligible U.S.-based named executive officers’ pension benefits are the assumptions used for financial statement reporting purposes and are set forth in Note M to VF’s Consolidated Financial Statements in its Annual Report on Form 10-K for the fiscal year ended December 29, 2012, except that retirement age is assumed to be age 65, the normal retirement age specified in the Pension Plan. The 2012 year-end discount rate was estimated, for the purpose of these calculations, at 4.05%. Because this discount rate for 2012 was lower than for 2011, the effect of the rate change was to increase the present value of the accumulated benefit. The effect of this interest rate driven change in the accumulated present value was substantial, representing 41% of the total change for Mr. Wiseman, 58% of the total change for Mr. Shearer, and 55% of the total change for Mr. Rendle. The remainder of the change in present value results from the effect of an additional year of service and any increase in final average compensation for the named executive officer, as well as a small effect on present value resulting from the executive being one year closer to retirement age.

2012 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Eric C. Wiseman(3)	VF Corporation Pension Plan	17	$1,191,800	(2)	$-0-
	Supplemental Executive Retirement Plan	17	9,712,900	(2)	-0-
Robert K. Shearer(3)	VF Corporation Pension Plan	26	2,278,200	(2)	-0-
	Supplemental Executive Retirement Plan	26	5,060,800	(2)	-0-
Scott H. Baxter (4)	VF Corporation Pension Plan	-0-	-0-		-0-
	Supplemental Executive Retirement Plan	-0-	-0-		-0-
Steven Rendle	VF Corporation Pension Plan	11	348,000	(2)	-0-
	Supplemental Executive Retirement Plan	11	1,309,000	(2)	-0-
Karl Heinz Salzburger(5)	Pension Fund of VF International SAGL in Switzerland	6	671,850	(6)	-0-

[1]

The number of years of service credited to each named executive officer under each Plan was computed as of the same measurement date used for financial statement reporting purposes with respect to VF’s audited financial statements for the fiscal year completed December 29, 2012.

[2]

The amounts in this column are the actuarial present value of the named executive officer’s accumulated benefit under each plan, computed as of the same Pension Plan measurement date used for financial statement reporting purposes with respect to VF’s audited financial statements for the fiscal year completed December 29, 2012.

[3]

These named executive officers were eligible for early retirement on December 29, 2012. The early retirement benefit for each of these executives is equivalent to the accumulated benefit amount payable at age 65 reduced for early commencement at the rate of five percent (5%) per year for each year prior to such executive’s attainment of age 65. At December 31, 2012, Mr. Wiseman was age 57 and Mr. Shearer was age 61.

[4]	Mr. Baxter joined VF after the VF Corporation Pension Plan and Supplemental Executive Retirement Plan were closed to new participants and, therefore, he does not participate in these plans.

[5]

These amounts for Mr. Salzburger were calculated in Swiss francs and converted to U.S. dollars using an exchange rate of .9373 Swiss francs to the U.S. dollar, the average daily exchange rate for calendar year 2012.

[6]	The amount is the actual account value of Mr. Salzburger’s Pension Fund.

NONQUALIFIED DEFERRED COMPENSATION

VF senior executives, including the named executive officers other than Mr. Salzburger, who is not based in the U.S., are permitted to defer compensation under the VF Corporation Executive Deferred Savings Plan (the “EDSP”).

The EDSP permits an eligible executive to defer into a hypothetical “account,” on a pre-tax basis, annual salary in excess of the Social Security Wage Base ($106,800 for 2012) (but not below 50% of the executive’s annual salary) and generally up to 100% of the executive’s annual cash incentive payment. A participating executive’s account will also be credited with matching credits equal to 50% of the first $25,000 deferred by the executive for the year.

Accounts deferred after January 1, 2005 are payable in either a lump sum or in up to ten annual installments following termination of employment, as elected by the executive at the time of deferral. With respect to accounts prior to January 1, 2005 an executive may request, subject to VF approval, distribution in a lump sum or in up to ten annual installments following termination of employment. Prior to termination of employment, an executive may receive a distribution of the executive’s deferred account upon an unexpected financial hardship.

Accounts under the EDSP are credited with earnings and losses based on certain hypothetical investments selected by the executive. The hypothetical investment alternatives available to executives include various mutual funds as well as a VF Common Stock fund. Executives may change such hypothetical investment elections on a daily basis (although executive officers of VF are generally restricted in changing their hypothetical investment elections with respect to the VF Common Stock fund).

2012 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2012 ($)(1)	VF Contributions in 2012 ($)(2)	Aggregate Earnings in 2012 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 29, 2012 ($)(4)
Eric C. Wiseman	$25,000	$12,500	$702,696	$-0-	$5,766,246
Robert K. Shearer	25,000	12,500	117,490	-0-	5,138,739
Scott Baxter	129,000	27,589	9,134	-0-	1,594,021
Steven Rendle	25,000	12,500	95,079	-0-	731,305
Karl Heinz Salzburger	-0-	-0-	-0-	-0-	-0-

[1]

Amounts reported in this column are included as salary and non-equity incentive compensation in the Summary Compensation Table on page 37. The type of compensation permitted to be deferred is cash compensation.

[2]

Amounts reported in this column are included as All Other Compensation in the Summary Compensation Table on page 37. The matching contribution for qualified executives is $12,500. In addition, Mr. Baxter, who joined VF after VF’s defined benefit plans were closed to new employees, participates in the retirement contribution feature for senior executives who joined VF after 2005, and this amount includes $15,089 in retirement contributions that VF contributed to his account in the VF Executive Deferred Savings Plan.

[3]

This column includes earnings and (losses) on deferred compensation balances. Such amounts are not “above-market” or “preferential” and therefore are not reported as compensation in the Summary Compensation Table on page 37.

[4]

This column reflects the aggregate of salary and non-equity incentive awards deferred by each named executive officer during his career with VF plus the aggregate amount of contributions by VF and the investment earnings thereon. Amounts deferred each year by the named executive officers have been reported in the Summary Compensation Tables in VF’s proxy statements in the year earned to the extent the executive was a named executive officer for purposes of proxy statement disclosure.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL, RETIREMENT OR TERMINATION OF EMPLOYMENT

The following section describes payments that would be made to each of the named executive officers and related benefits as a result of (i) a termination of service in the event of a change in control of VF, (ii) the executive’s retirement, (iii) the executive’s termination by VF without “cause”, (iv) the executive’s termination by VF with “cause”, or (v) the executive’s resignation, assuming these events occurred on December 29, 2012.

The descriptions below do not include the following amounts that the executives would also receive in all termination scenarios:

(a) retirement benefits, the present value of which is disclosed in the Pension Benefits Table on page 46,

(b) the aggregate balance disclosed in the Nonqualified Deferred Compensation table above,

(c) the executive’s EIC Plan payment for the year ended December 29, 2012, as disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 37, or

(d) the value of the executive’s vested “in-the-money” unexercised stock options; the executive would be able to realize such value by exercise of the options prior to any termination, or the executive could retain the options after termination in all termination scenarios except termination by VF without “cause” with no severance, resignation not qualifying as a retirement or termination by VF with “cause”.

The named executive officers, other than Mr. Salzburger, do not have employment contracts with VF; all of their potential payments outlined below are defined in benefit plan documents described in this proxy statement. Under Mr. Salzburger’s 2005 employment agreement, he would receive one year of base salary and a pro rata amount of his annual incentive bonus which would have been earned for the year of termination in the event of his termination without cause.

Potential Payments upon a Change in Control of VF

VF has entered into Change-in-Control Agreements with the named executive officers. These Agreements provide severance benefits to the executives only if their employment is terminated by VF without cause or for good reason by the executive within the 24 month period after a change in control of VF. “Good reason” for this purpose means a material reduction in the executive’s authority or duties, budget or compensation; a requirement that the executive relocate anywhere not mutually acceptable to the executive and VF; or a breach by VF of the Agreement. The Agreements have a term of three years with automatic annual extensions. The Agreements may be terminated by VF, unless VF has knowledge that a third party intends to effect a change in control of VF and, if a change in control has occurred, the agreements may not be terminated until two years after the change in control.

Generally, severance benefits payable to the named executive officers include a lump-sum payment of an amount equal to 2.99 times the sum of the executive’s current annual salary plus the highest amount of annual incentive awarded to the executive during the three fiscal years ending prior to the date on which the executive’s employment is terminated following a change in control of VF. Under the terms of the Agreements or the Stock Plan, the executives would also be entitled to supplemental benefits, such as payment of a pro rata portion of non-equity incentive compensation, accelerated vesting of stock options, accelerated lapse of restrictions on restricted stock units and restricted stock, lump-sum payments under the VF SERP for U.S.-based executives, continued life and medical insurance for specified periods after termination, entitlements under retirement plans and a lump-sum payment upon attaining retirement age.

Except as described below, the total payments to be made to an executive in the event of termination of employment upon a change in control of VF potentially could exceed the limits imposed by the Code on “parachute payments” (as that term is defined in the Code), which could result in imposition of excise taxes on the executive and loss of tax deductibility for VF. For the named executive officers other than Mr. Rendle, the U.S.-based executives would receive additional payments under the Agreements to reimburse them for any increase in excise taxes, other increased taxes, penalties and interest resulting from any payments under the Agreements by reason of such payments being treated as excess parachute payments. However, if the parachute payments exceed the maximum amount that could be paid to the executive without giving rise to an excise tax, but are less than 105% of such amount, then no gross-up will be paid and the parachute payments will be reduced to just below such amount. In the case of Mr. Rendle, if the excise tax would apply he will receive the full payments (without gross-up) or the payments will be reduced to an amount just below the level triggering excise tax, whichever alternative results in the greater after-tax value to him.

A “change in control” would include any of the following events, subject to certain exceptions described in the Agreements:

(A) an outside party acquires 20% of VF’s voting securities;

(B) members of the VF Board of Directors on the date of the Agreement, together with new members approved to join the Board by 75% of the “Incumbent Board” as defined in the Agreements, no longer constitute a majority of the Board; or

(C) consummation of a plan or agreement providing for a merger or consolidation of VF if VF’s shareholders before the transaction no longer hold 65% or more of the voting power after the transaction.

Potential Payments Upon Termination of Employment Following a Change in Control and Related Benefits(1,2)

If the named executives’ employment had been terminated by VF without cause or by the executives for good reason (as defined above) following a change in control of VF, assuming the triggering event occurred on December 29, 2012, the executives would be entitled to receive the following estimated amounts.

Name	Severance Amount(3)	Stock Awards(4)	Unvested Stock Options(5)	Estimated Value of Benefit Continuation(6)	Lump- Sum SERP Benefit(7)	Excise Tax Gross-up on Change in Control	Total
Mr. Wiseman	$12,358,507	$15,335,707	$-0-	$97,999	$2,681,162	$11,428,560	$41,901,935
Mr. Shearer	4,778,020	4,575,488	-0-	59,970	281,700	-0-	9,695,178
Mr. Baxter	3,526,227	5,097,024	1,035,282	53,690	-0-	3,441,254	13,153,477
Mr. Rendle	3,531,190	4,503,864	1,098,122	51,873	528,448	-0-	9,713,497
Mr. Salzburger(8)	4,851,974	6,799,838	-0-	36,000	-0-	-0-	11,687,812

[1]

These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a change in control were to occur and the executive’s employment were terminated by VF without cause or by the executive with good reason. The table reflects the amount that could be payable under the various arrangements assuming that the change in control had occurred at December 29, 2012, and the executive’s employment had been terminated on that date, including a gross-up for certain taxes in the event that any payments made in connection with a change in control of VF would be subject to the excise tax imposed by Section 4999 of the Code.

[2]	Valuations of equity awards in this table reflect a price per share of VF Common Stock of $148.29, the closing price of VF’s Common Stock at December 29, 2012.

[3]	The amounts in this column represent 2.99 multiplied by the sum of the executive’s current base salary plus the highest actual annual incentive paid to the executive in the past three years.

[4]

The amount in this column represents the estimated value of RSU awards under the MTIP for incomplete cycles that would be paid upon a change in control. Incomplete cycles as of December 29, 2012, are the 2011-2013 and 2012-2014 RSU award cycles, estimated at approximately 181% and 175% of target performance, respectively. For Mr. Wiseman, the amount in this column also includes $2,965,800, the value of accelerated vesting of Mr. Wiseman’s 20,000 shares of restricted stock described in footnote 4 to the Outstanding Equity Awards at Fiscal Year-End table on page 41 which would be subject to accelerated vesting. For Mr. Shearer, the amount in this column also includes $1,482,900, the value of accelerated vesting of Mr. Shearer’s 10,000 shares of restricted stock described in footnote 7 to the Outstanding Equity Awards at Fiscal Year-End table on page 41 which would be subject to accelerated vesting. For Mr. Baxter, the amount in this column also includes $2,817,510, the value of accelerated vesting of Mr. Baxter’s 19,000 shares of restricted stock described in footnote 8 to the Outstanding Equity Awards at Fiscal Year-End table on page 41 which would be subject to accelerated vesting. For Mr. Rendle, the amount in this column also includes $2,224,350, the value of accelerated vesting of Mr. Rendle’s 15,000 shares of restricted stock described in footnote 9 to the Outstanding Equity Awards at Fiscal Year-End table on page 41 which would be subject to accelerated vesting. For Mr. Salzburger, the amount in this column also includes $3,707,250, the value of accelerated vesting of Mr. Salzburger’s 25,000 restricted stock units described in footnote 10 to the Outstanding Equity Awards at Fiscal Year-End table on page 41 which would be subject to accelerated vesting.

[5]

The amount in this column represents the “in-the-money” value of unvested stock options. Unvested options having an “in-the-money” value of $6,979,533 for Mr. Wiseman, $1,814,752 for Mr. Shearer and $1,814,752 for Mr. Salzburger as of December 29, 2012 are already non-forfeitable, since these executives satisfy the retirement provisions of these awards as shown on the table below, and thus are not included in the above table.

[6]	The amount in this column represents the estimated present value of the continuation of health and welfare coverage over the 36-month severance period.

[7]

The amount in this column represents the value of enhanced and accelerated SERP benefits for Messrs. Wiseman, Shearer and Rendle. Messrs. Baxter and Salzburger are not eligible to participate in the SERP.

[8]

Mr. Salzburger’s cash compensation was paid in euros and converted to U.S. dollars using exchange rates of 1.2859 U.S. dollars to the euro, the average daily exchange rate for 2012. Although Mr. Salzburger’s Agreement provides for an excise tax gross-up, a determination as to whether a gross-up payment would be required has not been made because Mr. Salzburger is not subject to U.S. taxation.

Payments Upon Retirement

Messrs. Wiseman, Shearer and Salzburger were eligible for retirement on December 29, 2012. Retirement would not result in any enhanced benefits, but under the terms of certain equity awards an executive who is eligible for retirement would not forfeit his awards due to retirement. In the case of stock options, those options are in substance vested, with such options becoming exercisable at the specified vesting dates (including in the case in which those vesting dates occur after retirement). At December 29, 2012, the aggregate in-the-money value of the unvested options of Messrs. Wiseman, Shearer and Salzburger which would not be forfeited upon a retirement was $6,979,533, $1,814,752 and $1,814,752, respectively. In addition, under the MTIP, upon retirement at December 29, 2012, the RSUs earnable for then incomplete cycles (2011-2013 and 2012-2014) would not be forfeited, but they would remain fully subject to the performance requirements, so that the RSUs would be earned only upon completion of the performance periods and only to the extent performance goals were actually achieved over the performance period. Therefore, the value of such RSUs cannot be calculated as of December 29, 2012.

Payments Upon Termination Due to Death or Disability(1)

The following table shows the estimated value of all unexercisable options, unvested RSU awards and unvested restricted stock or restricted stock unit awards on December 29, 2012, assuming the executives had terminated employment due to death or disability:

Name	Unvested Restricted Stock or Units	RSU Awards	Unvested Stock Options	Total
Mr. Wiseman(2)	$2,645,790	$9,794,406	$-0-	$12,440,196
Mr. Shearer(2)	949,797	2,448,713	-0-	3,398,510
Mr. Baxter(3)	1,571,073	1,192,845	1,035,282	3,799,200
Mr. Rendle(3)	1,606,203	1,192,845	1,098,122	3,897,170
Mr. Salzburger(2)	2,215,897	2,448,713	-0-	4,664,610

[1]	Valuations reflect a price per share of $148.29, the closing price of VF’s Common Stock at December 29, 2012.

[2]

These individuals were retirement eligible on December 29, 2012. Unearned MTIP awards are paid in full, reflect awards earned for actual performance through December 29, 2012 and assume target performance for 2013-2014. Unvested options having an “in-the-money” value of $6,979,533 for Mr. Wiseman, $1,814,752 for

Mr. Shearer and $1,814,752 for Mr. Salzburger as of December 29, 2012 are already non-forfeitable since these executives satisfy the retirement provisions of these awards as shown on the previous table, and thus are not included in the table above.

[3]

These named executive officers were not retirement eligible as of December 29, 2012. The executive, or the executive’s beneficiary, would receive full acceleration of any unvested stock options, acceleration of a pro rata number of unvested performance based RSU awards based on actual performance through December 29, 2012, and accelerated vesting of a pro rata number of unvested restricted stock or restricted stock units.

Payments Upon Termination without Cause

In the event of a termination without “cause”, (i) under the Stock Plan, the executive’s stock options would continue to vest and to be exercisable until the end of the period of the executive’s receipt of installments of severance pay, if any, from VF, and (ii) under the Mid-Term Incentive Plan, the executive would be eligible to receive a pro rata portion of the total number of RSUs the executive is deemed to have earned with the pro rata portion determined as of the earlier of (a) the date of the last severance payment, if any, and (b) the last day of the performance period. In addition, under Mr. Salzburger’s 2005 employment agreement, he would receive a payment in the amount of one year of base salary and a pro rata amount of his annual incentive bonus which would have been earned for the year of termination in the event of his termination without cause.

Payments Upon Termination for Cause or Resignation

In the event of a termination for “cause” or resignation not qualifying as retirement, each named executive officer would receive no additional compensation. However, Messrs. Wiseman, Shearer and Salzburger are eligible to retire (see “Payments Upon Retirement,” above).

2012 EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table provides information as of December 29, 2012, regarding the number of shares of VF Common Stock that may be issued under VF’s equity compensation plans.

	(a)	(b)	(c)
Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by shareholders	5,312,642	$89.48	9,388,241
Equity compensation plans not approved by shareholders	—	—	—

Total	5,312,642	$89.48	9,388,241

[1]

The table does not include information regarding the Executive Deferred Savings Plan and Deferred Savings Plan for Non-Employee Directors. These plans permit the deferral of salary, annual cash incentive and director compensation into, among other things, stock equivalent accounts. Deferrals in a stock equivalent account are valued as if deferrals were invested in VF Common Stock as of the deferral date, and are paid out only in cash. VF maintains a rabbi trust that holds shares that approximately correspond in number to the stock equivalents, and provides pass-through voting rights with respect to those stock equivalents. Stock equivalents are credited with dividend equivalents. As of December 29, 2012, there were a total of 187,456 stock equivalents outstanding in the stock equivalent accounts under these plans.

[2]

The number of shares includes 867,738 restricted stock units that were outstanding on December 29, 2012, under VF’s Mid-term Incentive Plan, a subplan under the 1996 Stock Compensation Plan. Under this Plan, participants are awarded performance-contingent Common Stock units, which give them the opportunity to earn shares of VF Common Stock. The number of restricted stock units included in the table assumes a maximum payout of shares. Actual payout of these shares is determined as described in footnote 3 to the Grants of Plan-Based Awards table on page 39. Restricted stock unit awards do not have an exercise price because their value is dependent upon the achievement of the specified performance criteria and may be settled only for shares of Common Stock on a one-for-one basis. Accordingly, the restricted stock units have been disregarded for purposes of computing the weighted-average exercise price. The number of shares also includes 134,345 restricted stock units that vest over time and do not have an exercise price, granted apart from the MTIP. Had all restricted stock units been included in the calculation, the weighted-average exercise price reflected in column (b) would have been $72.60. Shares of restricted stock do not constitute “options, warrants or rights” and therefore are excluded from these columns. At December 29, 2012, a total of 170,110 unvested shares of restricted stock were outstanding.

[3]

Full-value awards, such as restricted stock and restricted stock units, as well as stock options, may be awarded under VF’s 1996 Stock Compensation Plan; all shares reflected in this column are shares available under the 1996 Stock Compensation Plan. Any shares that are delivered in connection with stock options are counted against the remaining securities available for issuance as one share for each share actually delivered. Any shares that are delivered in connection with full-value awards are counted against the remaining securities available as three shares for each full-value share actually delivered.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Common Stock Beneficial Ownership of Certain Beneficial Owners

Shown below are persons known by VF to have voting power and/or dispositive power over more than 5% of its Common Stock, as well as certain other information, all as of March 5, 2013, except that information regarding the number of shares beneficially owned by these shareholders (but not the calculation of the percentage of the outstanding class) is as of the end of December 2012, as indicated in the footnotes below.

Beneficial Owner and Nature of Ownership	Amount of Beneficial Ownership(1)	Percent of Class
Trusts under Deeds of Trust dated August 21, 1951(2,3,4)	12,599,566 shares	11.35%
Trust under Will of John E. Barbey, deceased(2,3,4)	8,977,952 shares	8.09%

Total	21,577,518 shares	19.44%
BlackRock, Inc. (5)	7,586,182 shares	6.84%
Capital World Investors (6)	7,160,000 shares	6.45%

[1]

None of the shares in this column is known to be a share with respect to which any of the listed owners has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act.

[2]

Juliana L. Chugg, and Clarence Otis, Jr., who are members of the VF Board of Directors, and PNC Bank, N.A. act as the Trustees under the Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey (the “Trusts”). Because neither the individual Trustees nor PNC Bank, N.A. separately controls the decision-making of the Trustees, the individuals serving as Trustees are not deemed to separately beneficially own the Trust Shares and are not be deemed to share voting or dispositive power over the Trust Shares under applicable Securities and Exchange Commission rules. The address of the Trustees is PNC Bank, N.A., P.O. Box 7648, Philadelphia, Pennsylvania 19101.

[3]

Present life tenants and remaindermen under the Deeds of Trust and the Will are various. All present life tenants and all or most future life tenants and/or remaindermen under the Deeds of Trust are, or will be, descendants of John E. Barbey. No individual life tenant or remainderman may, within 60 days, attain beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act, which exceeds 5% of the outstanding shares.

[4]

Including shares in the above table, PNC Bank, N.A. and its affiliates held a total of 21,647,195 shares (19.51% of the class outstanding) of VF Common Stock in various trust and agency accounts on December 31, 2012. This amount was calculated by subtracting 8,453 shares sold by the Trusts on February 22, 2013, according to a Form 4 filed by the Trusts on February 25, 2013, from the amounts reported in a Schedule 13G/A filed by the Bank with the Securities and Exchange Commission on February 8, 2013. As to all such shares, the Bank and its affiliates reported having sole voting power over 66,818 shares, shared voting power over 21,577,518 shares, sole dispositive power over 29,335 shares and shared dispositive power over 21,586,966 shares.

[5]

The information in the above table concerning BlackRock, Inc. (“BlackRock”) was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2013 reporting beneficial ownership at December 31, 2012. BlackRock reported that it had sole dispositive power and sole voting power over all such shares. BlackRock’s address is 40 East 52nd Street, New York, New York 10022.

[6]

The information in the above table concerning Capital World Investors (“Capital”) was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013 reporting beneficial ownership at December 31, 2012. As to all such shares, Capital reported that it had sole voting power over 3,160,000 shares, shared voting power over none of shares, and sole dispositive power over all such shares. Capital’s address is 333 South Hope Street, Los Angeles, California 90071.

Common Stock Beneficial Ownership of Management

The following table reflects, as of March 5, 2013, the total beneficial ownership of VF Common Stock by each director and nominee for director, and each named executive officer, and by all directors and executive officers as a group. Each named individual and all members of the group exercise sole voting and dispositive power, except as indicated in the footnotes.

Name of Beneficial Owner	Total Shares Beneficially Owned(1,2,3)
Directors:
Richard T. Carucci	17,680
Juliana L. Chugg	16,227
Juan Ernesto de Bedout	59,039
Ursula O. Fairbairn	55,598
George Fellows	29,222
Robert J. Hurst	111,246
Laura W. Lang	2,498
W. Alan McCollough	47,241
Clarence Otis, Jr.	43,462
Matthew J. Shattock	371
Raymond G. Viault	61,224
Named Executive Officers:
Scott Baxter	98,345
Steven Rendle	122,923
Karl Heinz Salzburger	226,843
Robert K. Shearer	167,688
Eric C. Wiseman(4)	817,349
All Directors and Executive Officers as a Group (19 persons)	2,004,558

[1]

Shares counted as owned include shares held in trusts as of December 29, 2012, in connection with two employee benefit plans, as to which Mr. Wiseman shares voting power but has no dispositive power over 4,454 shares; and all directors and executive officers as a group — 7,611 shares. Shares counted as beneficially owned also include shares held in a trust in connection with the VF Deferred Savings Plan for Non-Employee Directors as to which the following directors have shared voting power but do not have dispositive power: Mr. Carucci — 2,456 shares; Mr. de Bedout — 15,317 shares; Ms. Fairbairn — 15,160 shares; Mr. Hurst — 25,524 shares; Mr. McCollough — 8,919 shares; Mr. Otis — 10,540 shares; Mr. Viault — 12,907 shares; and all directors as a group — 90,823 shares.

[2]

Shares owned also include those that could be acquired upon exercise of the following number of stock options that are exercisable as of March 5, 2013, or within 60 days thereafter: Mr. Baxter — 52,289; Mr. Rendle — 72,501; Mr. Salzburger — 123,782; Mr. Shearer — 94,525; Mr. Wiseman — 631,516; Mr. Carucci — 7,069; Ms. Chugg — 13,454; Mr. de Bedout — 38,567; Ms. Fairbairn — 36,167; Mr. Fellows — 24,967; Mr. Hurst — 40,967; Ms. Lang — 1,725; Mr. McCollough — 36,167; Mr. Otis — 30,767; Mr. Viault — 40,967; and all directors and executive officers as a group — 1,327,056.

[3]

Ms. Chugg and Mr. Otis, together with PNC Bank, N.A., act as the Trustees of the Trusts, which together are deemed to beneficially own (but the individual Trustees are not deemed to separately beneficially own) 21,577,518 shares of Common Stock (the “Trust Shares”). See the Common Stock Beneficial Ownership of Certain Beneficial Owners table above and footnotes 2, 3 and 4 thereto. However, because neither the individual Trustees nor PNC Bank, N.A. separately controls the decision-making of the Trustees, the individuals serving as Trustees are not deemed to separately beneficially own the Trust Shares and are not deemed to share voting or dispositive power over the Trust Shares under applicable Securities and Exchange Commission rules. With regard to individuals named in the above table, the percentage of shares owned beneficially by each named person does not exceed 1% of the Common Stock outstanding. The percentage of shares owned beneficially by all directors and executive officers as a group, was 1.81% of the Common Stock outstanding.

[4]	Mr. Wiseman is also a director.

ITEM NO. 2

PROPOSAL TO APPROVE COMPENSATION OF

NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

At the Annual Meeting, VF shareholders will be asked for an advisory shareholder vote to approve the compensation of VF’s named executive officers, as such compensation is disclosed in this proxy statement pursuant to the disclosure rules of the Securities and Exchange Commission.

Shareholders are being asked to vote on the following resolution:

“Resolved, that the shareholders approve the compensation of VF’s executive officers named in the Summary Compensation Table, as disclosed in VF’s Proxy Statement dated March 20, 2013, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.”

Please refer to the section titled “Executive Compensation” of this proxy statement for a detailed discussion of VF’s executive compensation principles and practices and the fiscal 2012 compensation of our named executive officers.

VF’s Executive Compensation Program has consistently met its objectives in recent years, enabling VF to attract and retain capable executives, provide incentives for achieving and exceeding VF’s financial goals and aligning the financial objectives of VF’s executives with those of shareholders. As discussed above in the Compensation Discussion and Analysis, compensation in fiscal 2012 for each named executive officer was earned at above-target levels based on VF’s outstanding 2012 performance. That strong performance included the following:

•	Revenues grew to a record $10.9 billion, an increase of 15% over 2011;

•	Diluted earnings per share increased to $9.70 from $7.98;

•	Cash flow from operations approximated $1.3 billion;

•	The share price of VF Common Stock rose 17% during fiscal 2012; and

•	VF increased the quarterly dividend rate by 21%, marking the 40th consecutive year of increase in the rate of dividends paid per share.

Although, as an advisory vote, this proposal is not binding upon VF or the Board, the Compensation Committee, which is composed solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to VF’s executive officers, will carefully consider the shareholder vote on this matter, along with other expressions of shareholder views it receives on specific policies and desirable actions. If there are a significant number of unfavorable votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions affecting the Executive Compensation Program.

The VF Board of Directors recommends that you vote FOR the approval of the compensation of named executive officers as disclosed in this proxy statement.

ITEM NO. 3

PROPOSAL TO APPROVE CERTAIN MATERIAL TERMS OF VF’S

AMENDED AND RESTATED EXECUTIVE INCENTIVE

COMPENSATION PLAN

Shareholder approval of certain material terms of the Amended and Restated Executive Incentive Compensation Plan (the “EIC Plan”) will be sought at the Annual Meeting to enable VF to preserve its tax deductions for awards earned and paid under the EIC Plan without limitation under Section 162(m) of the Internal Revenue Code (“Code Section 162(m)”).

General.    The Board of Directors adopted and the shareholders of VF approved the EIC Plan in 2003, and shareholders reapproved material terms of the EIC Plan in 2008. The Board of Directors regards the EIC Plan as an important means by which VF can link executive pay to performance. By providing for competitive levels of incentive compensation that is intended to be fully tax deductible by VF, the EIC Plan serves as an important means for VF to attract and retain members of our management team.

The EIC Plan, as implemented by the Compensation Committee, provides the opportunity to the most senior members of VF’s management team to earn annual incentive awards. Persons designated by the Board of Directors from time to time as “executive officers” pursuant to Rule 16a-1(f) under the Securities Exchange Act of 1934, currently eight in number, are eligible for participation in the EIC Plan. Other management employees of VF have the opportunity for annual incentive awards under the comparable Management Incentive Compensation Plan.

Reasons for Shareholder Approval of EIC Plan Material Terms.    We seek approval of the material terms of the EIC Plan by shareholders in order to satisfy requirements of tax law to help preserve our ability to claim tax deductions for compensation to executive officers.

Internal Revenue Code Section 162(m) limits VF’s allowable tax deduction for compensation paid to the executive officers named in the Summary Compensation Table, other than the Chief Financial Officer, and serving on the final day of the fiscal year to $1 million per year. Certain types of compensation are exempted from this deductibility limitation, however, including performance-based compensation. “Performance-based compensation” is compensation paid:

(1) upon the attainment of an objective performance goal or goals;

(2) upon approval by the compensation committee or its equivalent, which committee must be composed of outside directors; and

(3) pursuant to a plan as to which shareholders have approved certain material terms, specifically the eligibility, per-person limits, and the business criteria upon which the performance goals are based.

The business criteria generally must be reapproved by shareholders every five years, and changes in the material terms likewise must be approved by shareholders. VF generally intends that awards under the EIC Plan qualify as “performance-based compensation” so that these awards will not be subject to the $1 million deductibility limitation. Shareholders last approved the material terms of the EIC Plan at the 2008 Annual Meeting. Accordingly, shareholder re-approval of the business criteria used under the EIC Plan for setting performance goals is being sought to preserve full deductibility of awards under the EIC Plan granted in the period from the 2013 Annual Meeting until the 2018 Annual Meeting. Shareholder approval of the material terms of the EIC Plan also will constitute approval of the amendment to the EIC Plan to increase the annual limit on individual awards, as discussed below.

In addition, the Board regards shareholder approval of this proposal as desirable and consistent with corporate governance best practices.

Description of the EIC Plan.    The EIC Plan authorizes the Compensation Committee of the Board to establish annual performance goals and related terms. These must be established during the first 90 days of the fiscal year. The EIC Plan permits the Committee to measure performance using a variety of business criteria. For each participant, a target annual incentive is specified, which is a cash amount that may be earned if a targeted level of performance is achieved. The Committee specifies a range of amounts, from 0% to a maximum percentage of the target incentive award that may be earned for achievement of the performance goal at specified levels above or below the target level. For example, the range of annual incentive awards set by the Committee for fiscal 2012 annual incentive awards is shown above in the Grants of Plan-Based Awards Table. The performance period can be varied by the Committee to meet unusual circumstances, such as the hiring of an executive part way through a year.

The business criteria that can be used in setting performance goals can relate to corporate, business group or divisional performance with respect to earnings per share; net earnings; pretax earnings; profit before taxes; operating income; net sales (which, for purposes of the EIC Plan, includes royalties) or net revenues or net revenues from existing businesses; net sales or net revenues from acquired businesses; market share; balance sheet measurements; cash return on assets; return on capital; book value; shareholder return; or return on average common equity. Items in italics in the preceding sentence were added to the EIC Plan by Board-approved amendment in February 2013 for clarity, and will apply to awards granted in the future if VF shareholders approve the material terms of the EIC Plan at the 2013 Annual Meeting of Shareholders. The Committee may specify that the performance goal will be determined with the exclusion of specific items that may positively or negatively affect the level of performance, such as impairment charges, pension curtailment or settlement charges, acquisition and disposition related items, capital charges, litigation related items, bonus pool accruals, restructuring charges and other extraordinary items or non-recurring items, and required changes in accounting policies. The EIC Plan permits the Committee to specify additional performance goals or other requirements for the earning of incentives, as long as achievement of at least one performance goal based on the business criteria listed above is required so as to qualify the award as performance-based compensation under Code Section 162(m).

A participant may potentially earn incentive awards up to his or her “annual limit” in any calendar year. The annual limit under the EIC Plan is $6.0 million plus the amount of the participant’s unused annual limit as of the close of the previous calendar year. A participant uses up his or her annual limit in a given year based on the maximum potential amount of the incentive award authorized by the Committee, even if the actual amount earned is less than the maximum. In February 2013, the Board amended the EIC Plan to increase the annual limit from the previous level of $3.0 million (plus unused carryover amounts) to $6.0 million, such increased level to be effective if and solely for awards granted after VF shareholders have approved the material terms of the EIC Plan at the 2013 Annual Meeting of Shareholders. For the preceding five fiscal years, the highest EIC Plan award paid to any of the executive officers named in the Summary Compensation Table other than the Chief Executive Officer was $873,000 and the range of awards paid to the Chief Executive Officer was $118,750 to $2,892,953.

Upon completion of a performance year (or other designated performance period), the Committee must determine the level of attainment of the pre-set performance goals and that other material requirements have been met before any incentive award may be paid out. For participants whose compensation is not subject to loss of tax deductibility under Code Section 162(m), the Committee retains discretion to adjust incentive awards upward or downward in determining the final award amount. For other participants, only downward adjustments are permitted. If a participant dies or retires before the payout of an incentive award, the participant will be entitled to receive an annual incentive award, and in the case of other terminations the Committee may determine to award an annual incentive award to the participant. In such cases, the amount earned will be based on actual performance with respect to the performance goal, and the award will be pro rated based on the portion of the performance period the participant worked, except that the Committee can determine to waive or adjust the prorating of the payout. Awards and rights under the EIC Plan are non-transferable. EIC Plan awards are subject to VF’s “Forfeiture Policy For Equity and Incentive Awards In the Event of Restatement of Financial Results.”

The EIC Plan may be amended, modified, suspended or terminated by the Committee, but certain fundamental changes must also be approved by the Board. In addition, an amendment or modification must be approved by shareholders if such approval is required to preserve the qualification of the Plan under Code Section 162(m). Under this standard, however, amendments that might broaden eligibility or increase the cost of the Plan to VF would not necessarily require shareholder approval.

New Plan Benefits Under the EIC Plan.    Awards under the EIC Plan will be granted in the discretion of the Committee. The future recipients and other terms of such awards cannot be determined at this time. Information regarding VF’s recent practices with respect to annual incentive awards under the EIC Plan is presented in the Summary Compensation Table, the Grants of Plan–Based Awards table and the Compensation Discussion and Analysis elsewhere in this proxy statement.

In the event shareholders disapprove this proposal, incentive awards will not be granted under the EIC Plan for performance periods beginning after the 2013 Annual Meeting to the extent required under Treasury Regulation Section 1.162-27(e)(4) in order to meet the shareholder approval requirements of that regulation. Generally, that regulation requires that failure of shareholders to approve a proposal of this type will result in no payment of the awards that otherwise would be authorized under the plan. However, incentive awards authorized before the 2013 Annual Meeting, including the annual incentive awards authorized for performance in fiscal 2013, will remain earnable and payable under the terms of the EIC Plan. Subject to the requirements under the Code Section 162(m) regulations, VF retains authority to pay compensation apart from the EIC Plan, and therefore the EIC Plan will not be the exclusive means by which compensation in the form of bonuses could be authorized or paid to persons eligible to participate in the EIC Plan.

Although VF intends to preserve its ability to claim tax deductions for annual incentive awards, compliance with the requirements under Code Section 162(m) requires the meeting of a number of conditions in addition to the approval of this proposal by VF shareholders. There can be no assurance that all of the required conditions will be met in all cases, and the Committee and Board may determine that payment of compensation that does not qualify for full tax deductibility under Code Section 162(m) is advisable in given circumstances in order to achieve other important objectives of our compensation program.

The VF Board of Directors recommends that you vote FOR the approval of the material terms of the EIC Plan.

ITEM NO. 4

RATIFICATION OF THE SELECTION

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm.    The Audit Committee has retained PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for the 2013 fiscal year. PricewaterhouseCoopers LLP served as VF’s independent registered public accounting firm for the 2012 fiscal year. In connection with its decision to retain PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence and concluded that it was. A representative of PricewaterhouseCoopers LLP will be present at the Meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Although we are not required to do so, we believe it is appropriate to ask shareholders to ratify the appointment of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm. If shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of an independent registered public accounting firm. Even if shareholders do ratify the selection, the Audit Committee retains its discretion to reconsider its appointment if it believes such a change would be in the best interest of VF and its shareholders.

The VF Board of Directors recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

Professional Fees of PricewaterhouseCoopers LLP.    The following chart summarizes the estimated fees of PricewaterhouseCoopers LLP for services rendered to VF during the 2011 and 2012 fiscal years.

Type of Fees	2012	2011	Description of Fees
Audit Fees	$5,289,000	$6,560,000	“Audit Fees” are fees that VF paid to PricewaterhouseCoopers LLP for the audit of VF’s consolidated financial statements included in VF’s Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements; and for the audit of VF’s internal control over financial reporting.
Audit Related Fees	152,000	93,000	“Audit Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of VF’s financial statements and are not reported above under the caption “Audit Fees”. “Audit Related Fees” in 2011 and 2012 consisted primarily of social security audits, sales certificates and other assurance services.
Tax Fees	2,908,000	1,950,000	“Tax Fees” are fees billed for professional services for tax compliance, tax advice, and tax planning. “Tax Fees” in 2011 and in 2012 consisted primarily of tax advisory and tax compliance services, transfer pricing and VAT assistance.
All other Fees	35,000	-0-	“All other Fees” are fees billed for services other than services reported under “Audit Fees,” “Audit-Related Fees” and “Tax Fees”. The “All other Fees” in 2012 consisted of audit services related to VF’s nonfinancial sustainability data.
Total	$8,384,000	$8,603,000

All audit related services and all other permissible non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee. The pre-approval policies adopted by the Audit Committee provide that annual, recurring services that will be provided by VF’s independent registered public accounting firm and related fees are presented to the Audit Committee for its consideration and advance approval. Criteria are established by the Audit Committee for its advance approval of specified categories of services and payment of fees to VF’s independent registered public accounting firm for changes in scope of recurring services or additional nonrecurring services during the current year. On a quarterly basis, the Audit Committee is informed of each previously approved service performed by VF’s independent registered public accounting firm and the related fees. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

Report of the Audit Committee.    The Audit Committee reports as follows with respect to the audit of VF’s consolidated financial statements for the fiscal year ended December 29, 2012 (the “2012 Financial Statements”). At meetings of the Audit Committee held in February 2013, the Audit Committee (i) reviewed and discussed with management the 2012 Financial Statements and audit of internal control over financial reporting; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended by the AICPA professional standards, vol. 1 AU section 380, as adopted by the Public Company Oversight Board in Rule 3200T, which include, among other items, matters related to the conduct of the audit of the 2012 Financial Statements; and (iii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers LLP their independence from VF. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2012 Financial Statements as audited by PricewaterhouseCoopers LLP be included in VF’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 to be filed with the Securities and Exchange Commission.

Juan Ernesto de Bedout, Chairman

Richard T. Carucci

Juliana L. Chugg

George Fellows

Clarence Otis, Jr.

OTHER INFORMATION

Other Matters

The Board of Directors does not know of any other matter that is intended to be brought before the Meeting, but if any other matter is presented, the persons named in the enclosed proxy will be authorized to vote on behalf of the shareholders in their discretion and intend to vote the same according to their best judgment. As of February 4, 2013, VF had not received notice of any matter to be presented at the Meeting other than as described in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of VF, as well as persons who own more than 10% of a registered class of VF’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on its review of the Forms filed with the Securities and Exchange Commission and representations received from directors and officers, VF believes that during the preceding year all Reporting Persons timely complied with all filing requirements applicable to them except that, due to an administrative error by VF personnel, shares withheld for taxes on the vesting of restricted stock for Scott Baxter were reported five days late.

Expenses of Solicitation

VF will bear the cost of this proxy solicitation. In addition to the use of mail, proxies may be solicited in person or by telephone by VF employees without additional compensation. VF has engaged D.F. King & Co., Inc. to solicit proxies in connection with this proxy statement, and employees of that company are expected to solicit proxies in person, by telephone and by mail. The anticipated cost to VF of such solicitation is approximately $15,500, plus expenses. VF will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to principals and obtaining their proxies.

Shareholder Proposals and Nominations for the 2014 Annual Meeting of Shareholders

Shareholders may nominate director candidates and make proposals to be considered at the 2014 Annual Meeting of Shareholders. In accordance with VF’s By-Laws, any shareholder nominations of candidates for election as directors at the 2014 Annual Meeting or any other proposal for consideration at the 2014 Annual Meeting must be received by VF, together with certain information specified in VF’s By-Laws, no later than November 20, 2013. In order to have a shareholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to VF at VF’s mailing address, P.O. Box 21488, Greensboro, North Carolina 27420, not later than November 20, 2013, and the shareholder must otherwise comply with applicable SEC requirements and our By-Laws.

The form of proxy issued with VF’s 2014 proxy statement will confer discretionary authority to vote for or against any proposal made by a shareholder at VF’s 2014 Annual Meeting of Shareholders and which is not included in VF’s proxy statement. However, such discretionary authority may not be exercised if the shareholder proponent has given to VF’s Secretary notice of such proposal at the address set forth in the preceding paragraph not later than November 20, 2013, and certain other conditions provided for in the SEC’s rules have been satisfied.

By Order of the Board of Directors

Laura C. Meagher

Vice President,

General Counsel and Secretary

Dated: March 20, 2013

APPENDIX A

V.F. CORPORATION

INDEPENDENCE STANDARDS OF THE BOARD OF DIRECTORS

To be considered independent under the Listing Standards of the NYSE, the Board must determine that a director does not have any direct or indirect (as a partner, shareholder or officer of an organization that has a relationship with VF) material relationship with VF by broadly considering all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board’s determination of each director’s independence will be disclosed annually in VF’s proxy statement. The Board has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:

•	No director who is an employee, or whose immediate family member is an executive officer, of VF can be considered independent until three years after termination of such employment relationship.

•

No director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company can be considered independent until three years after the end of the affiliation or employment or auditing relationship.

•

No director can be considered independent if he or she is employed, or if his or her immediate family member is employed, as an executive officer of another company where any of VF’s present executives serve on the other company’s compensation committee until three years after the end of such service or employment relationship.

•

No director can be considered independent if he or she receives, or his or her immediate family member receives, more than $100,000 per year in direct compensation from VF, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) until three years after he or she or his or her immediate family member ceases to receive more than $100,000 per year in such compensation.

•

No director can be considered independent if he or she is an executive officer or employee of another company not including a charitable organization (or an immediate family member of the director is an executive officer of such company) that makes payments to, or receives payments from, VF for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues until three years after falling below such threshold.

•

VF will disclose, in its annual proxy statement, any charitable contributions made by VF to a charitable organization if the charitable organization is one in which a VF director serves as an executive officer and, within the preceding three years, charitable contributions made by VF in any single fiscal year exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues. This disclosure does not

A-1

automatically result in a determination against that director’s independence; however, the Board will consider the materiality of this relationship in its overall affirmative determination of that director’s independence status.

•	The Board, as part of its self-evaluation will review all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships between VF and its directors.

•

For relationships not qualifying within the above guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the Board. The Company will explain in the next proxy statement the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality set forth in the above guidelines.

In addition, members of the Audit Committee of the Board are subject to heightened standards of independence under the NYSE rules and the SEC rules and regulations.

A-2

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 22, 2013.

Vote by Internet
• Go to www.envisionreports.com/vfc • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the nominees in Item No. 1 and FOR Items No. 2, 3 and 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Richard T. Carucci	☐	☐	02 - Juliana L. Chugg	☐	☐	03 - George Fellows	☐	☐

04 - Clarence Otis, Jr.	☐	☐	05 - Matthew J. Shattock	☐	☐

	For	Against	Abstain			For	Against	Abstain

2. Advisory vote to approve named executive officer compensation.	☐	☐	☐	3.	Approval of VF’s Amended and Restated Executive Incentive Compensation Plan (the “EIC Plan Proposal”).	☐	☐	☐

4. Ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for the 2013 fiscal year.	☐	☐	☐

Shares subject to this proxy/voting instruction card will be voted in the manner indicated above, when the card is properly executed and returned. If no indication is made, such shares will be voted FOR the election of all nominees as Directors, FOR the approval of named executive officer compensation, FOR the EIC Plan Proposal, and FOR ratification of the selection of the independent registered public accounting firm. For participants in the VF Corporation employee benefit plans: This card will be treated as voting instructions to the plan trustees or administrator, as explained on the reverse side of this card.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Voting Instructions for the VF Corporation Retirement Savings Plan

for Salaried Employees (the “Salaried 401(k)”):

This card constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Salaried 401(k), to vote in person or by proxy any shares of Common Stock allocated to the participant as of March 5, 2013 under the Salaried 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 23, 2013, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock in the Salaried 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions were received from other participants in the Salaried 401(k).

Voting Instructions for the VF Corporation Retirement Savings Plan

for Hourly Employees (the “Hourly 401(k)”):

This card also constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Hourly 401(k), to vote in person or by proxy any shares of Common Stock allocated to the participant as of March 5, 2013 under the Hourly 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 23, 2013, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock in the Hourly 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions were received from other participants in the Hourly 401(k).

Voting Request for the VF Executive Deferred Savings Plan and the VF Executive Deferred Savings Plan II (collectively, the “EDSP”):

This card constitutes a voting request to the VF Corporation Pension Plan Committee (the “Committee”), Administrator of the EDSP, to vote any shares of Common Stock held by the trustee of the grantor trust relating to the EDSP and credited to the participant’s EDSP account as of March 5, 2013, at the Annual Meeting of Shareholders of VF Corporation to be held on April 23, 2013, and at any adjournments thereof, with the understanding that the Committee, pursuant to its discretionary powers under the EDSP, may reject this request and direct that the shares be voted in a contrary manner.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — VF Corporation

PROXY SOLICITATION/VOTING INSTRUCTION CARD

Proxy Solicited on Behalf of the Board of Directors

for Annual Meeting on April 23, 2013

The shareholder hereby appoints E.C. Wiseman and L.C. Meagher, and each of them acting individually, proxies of the shareholder, with full power of substitution, to represent and vote, as directed on the reverse side of this card, all shares of Common Stock of VF Corporation held of record by the shareholder on March 5, 2013, at the Annual Meeting of Shareholders of VF Corporation to be held on April 23, 2013, and at any adjournments thereof, and, in their discretion, upon such other matters not specified as may come before said meeting. The shareholder hereby revokes any prior proxies.

You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

UNLESS YOU VOTE BY TELEPHONE, INTERNET, OR BY SIGNING AND RETURNING THIS CARD, THE PROXIES CANNOT VOTE YOUR SHARES.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.